                                                                    Exhibit 99.A




                               HANDLEMAN COMPANY

                      AND CERTAIN BORROWING SUBSIDIARIES



                           -------------------------



                               CREDIT AGREEMENT

                         dated as of September 3, 1997




                           -------------------------


                            THE BANKS NAMED HEREIN

                                      and

                              NBD BANK, as Agent


Article                                                        Page
-------                                                        ----
           I.   DEFINITIONS....................................   1

                1.1  Certain Definitions.......................   1
                1.2  Other Definitions; Rules of Construction..  14

           II.  THE COMMITMENTS, THE SWINGLINE FACILITY
                AND THE ADVANCES...............................  14

                2.1  Commitment of the Banks...................  14
                2.2  Bid-Option Loans..........................  16
                2.3  Effect on Commitments.....................  19
                2.4  Termination and Reduction of Commitments..  19
                2.5  Fees......................................  20
                2.6  Disbursement of Syndicated Advances.......  20
                2.7  Conditions for First Disbursement.........  22
                2.8  Further Conditions for Disbursement.......  23
                2.9  Subsequent Elections as to Borrowings.....  24
               2.10  Limitation of Requests and Elections......  24
               2.11  Minimum Amounts; Limitation on
                      Number of Borrowings.....................  25


           III. PAYMENTS AND PREPAYMENTS.......................  25

                3.1  Principal Payments........................  25
                3.2  Interest Payments.........................  26
                3.3  Letter of Credit Reimbursement Payments...  27
                3.4  Payment Method............................  29
                3.5  No Setoff or Deduction....................  30
                3.6  Payment on Non-Business Day;
                     Payment Computations......................  30
                3.7  Additional Costs..........................  30
                3.8  Illegality and Impossibility..............  32
                3.9  Indemnification...........................  32

           IV.  REPRESENTATIONS AND WARRANTIES.................  32

                4.1  Corporate Existence and Power.............  32
                4.2  Corporate Authority.......................  33
                4.3  Binding Effect............................  33
                4.4  Subsidiaries..............................  33
                4.5  Litigation................................  33
                4.6  Financial Condition.......................  33
                4.7  Use of Loans..............................  34
                4.8  Consents, Etc.............................  34
                4.9  Taxes.....................................  34
                4.10 Title to Properties.......................  34
                4.11 ERISA.....................................  34
                4.12 Environmental and Safety Matters..........  35
                4.13 Borrowing Base............................  35

           V.   COVENANTS......................................  35

                5.1  Affirmative Covenants.....................  35

                    (a)    Preservation of Corporate Existence, Etc..  36
                    (b)    Compliance with Laws, Etc.................  36
                    (c)    Maintenance of Properties; Insurance......  36
                    (d)    Reporting Requirements....................  36
                    (e)    Accounting; Access to Records, Books, Etc.  37
                    (f)    Guaranties................................  38
                    (g)    Further Assurances........................  38

               5.2  Negative Covenants...............................  38

                    (a)    Current Ratio and Working Capital.........  38
                    (b)    Net Worth.................................  38
                    (c)    Tangible Net Worth........................  38
                    (d)    Interest Coverage Ratio...................  38
                    (e)    Funded Debt to Total Capitalization.......  39
                    (f)    Funded Debt to Tangible Capitalization....  39
                    (g)    Liens.....................................  39
                    (h)    Merger; Etc...............................  40
                    (i)    Disposition of Assets, Etc................  40
                    (j)    Acquisitions..............................  41
                    (k)    Nature of Business........................  41
                    (l)    Investments, Loans and Advances...........  41
                    (m)    Negative Pledge Limitation................  41
                    (n)    Payments and Modification of Debt.........  41
                    (o)    Additional Covenants......................  42
                    (p)    Indebtedness and Contingent Liabilities...  42
                    (q)    Transactions with Affiliates..............  42

         VI.   DEFAULT...............................................  43

               6.1  Events of Default................................  43
               6.2  Remedies.........................................  45

         VII.  THE AGENT AND THE BANKS...............................  45

               7.1  Appointment and Authorization....................  45
               7.2  Agent and Affiliates.............................  46
               7.3  Scope of Agent's Duties..........................  46
               7.4  Reliance by Agent................................  46
               7.5  Default..........................................  46
               7.6  Liability of Agent...............................  46
               7.7  Nonreliance on Agent and Other Banks.............  47
               7.8  Indemnification..................................  47
               7.9  Resignation of Agent.............................  47
               7.10 Sharing of Payments..............................  48

         VIII. GUARANTY..............................................  49

               8.1  Guarantee of Obligations.........................  49
               8.2  Nature of Guaranty...............................  49
               8.3  Waivers and Other Agreements.....................  49
               8.4  Obligations Absolute.............................  50
               8.5  No Investigation by Banks or Agent...............  50

                8.6  Indemnity.......................................  50
                8.7  Subordination, Subrogation, Etc.................  51

          IX.   MISCELLANEOUS........................................  51

                9.1  Amendments, Etc.................................  51
                9.2  Notices.........................................  51
                9.3  No Waiver By Conduct; Remedies Cumulative.......  52
                9.4  Reliance on and Survival of Various Provisions..  52
                9.5  Expenses........................................  52
                9.6  Successors and Assigns..........................  54
                9.7  Counterparts....................................  56
                9.8  Governing Law; Consent to Jurisdiction..........  56
                9.9  Table of Contents and Headings..................  56
                9.10 Construction of Certain Provisions..............  56
                9.11 Integration and Severability....................  56
                9.12 Independence of Covenants.......................  56
                9.13 Interest Rate Limitation........................  57
                9.14 Joint Obligations; Contribution Rights;
                     Savings Clause..................................  57
                9.15 Confidentiality.................................  59


          THIS CREDIT AGREEMENT, dated as of September 3, 1997 (as amended or modified from time to time, this "Agreement"), is by and among Handleman Company, a Michigan corporation (the "Company"), each of the Subsidiaries of the Company designated in Section 1.1 as a Borrowing Subsidiary (individually, a "Borrowing Subsidiary" and, collectively, the "Borrowing Subsidiaries") (the Company and the Borrowing Subsidiaries may each be referred to as a "Borrower" and, collectively, as the "Borrowers"), the lenders party hereto from time to time, (the "Banks" and individually, a "Bank") and NBD Bank, a Michigan banking corporation, as agent for the Banks (in such capacity, the "Agent").


                                  INTRODUCTION
                                  ------------


          The Borrowers desire to obtain a revolving credit facility, including letters of credit, in the aggregate principal amount of $150,000,000 (or the equivalent thereof in any other permitted currency), in order to provide funds for their general corporate purposes, and the Banks are willing to establish such a credit facility in favor of the Borrowers on the terms and conditions herein set forth.

          In consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE I.
                                  DEFINITIONS
                                  -----------

          1.1 Certain Definitions. As used herein the following terms shall have the following respective meanings:

          "Absolute Rate Bid-Option Loan" means a Loan which pursuant to the applicable Notice of Bid-Option Loan is made at the Bid-Option Absolute Rate.

          "Adjusted EBIT" of any person shall mean, for any period, the Net Income of such person for such period plus, without duplication and to the extent included in the computation of such Net Income (a) Net Interest Expense,
(b) federal, state and local income taxes and other equivalent taxes, and (c) extraordinary items (net of any extraordinary gains) and special reserves, all as determined in accordance with generally accepted accounting principles.

          "Adjusted EBITDA" of any person shall mean, for any period, the Adjusted EBIT for such period plus, to the extent included in the computation of such Adjusted EBIT, depreciation and amortization expense, all as determined in accordance with generally accepted accounting principles.

          "Advance" shall mean any Loan and any Letter of Credit Advance.

          "Affiliate" when used with respect to any person shall mean any other person which, directly or indirectly, controls or is controlled by or is under common control with such person. For purposes of this definition "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

          "Applicable Facility Fee" shall mean, with respect to any Application Period, the per annum rate set forth below based upon the Leverage Ratio for the Determination Period, provided that the Applicable Facility Fee as of the Effective Date is .275%:

--------------------------------------------------------------------------------
                Leverage Ratio                           Applicable Facility Fee
--------------------------------------------------------------------------------
               (less than) .50                                    .175%
--------------------------------------------------------------------------------
(greater than or equal to) .50 but (less than) 1.00               .200%
--------------------------------------------------------------------------------
(greater than or equal to) 1.00 but (less than) 1.50              .200%
--------------------------------------------------------------------------------
(greater than or equal to) 1.50 but (less than) 2.00              .250%
--------------------------------------------------------------------------------
(greater than or equal to) 2.00 but (less than) 2.50              .275%
--------------------------------------------------------------------------------
         (greater than or equal to) 2.50                          .300%
--------------------------------------------------------------------------------

          "Applicable Lending Office" shall mean, with respect to any Advance made by any Bank or with respect to such Bank's Commitment, the office of such Bank or of any Affiliate of such Bank located at the address specified as the applicable lending office for such Bank set forth next to the name of such Bank in the signature pages hereof or any other office or Affiliate of such Bank or of any Affiliate of such Bank hereafter selected and notified to the Company and the Agent by such Bank.

          "Applicable Margin" shall mean, with respect to any Application Period, the per annum rate set forth below based upon the Leverage Ratio for the Determination Period, provided that as of the Effective Date the Applicable Margin shall be .875%:

--------------------------------------------------------------------------------
                                                           Eurocurrency Rate
                                                          Syndicated Loans and
                                                          Letter of Credit Fee
          Leverage Ratio                                 under Section 2.5(b)(i)
--------------------------------------------------------------------------------
         (less than) .50                                         .325%
--------------------------------------------------------------------------------
(greater than or equal to) .50 but (less than) 1.00              .400%
--------------------------------------------------------------------------------
(greater than or equal to) 1.00 but (less than) 1.50             .500%
--------------------------------------------------------------------------------
(greater than or equal to) 1.50 but (less than) 2.00             .650%
--------------------------------------------------------------------------------
(greater than or equal to) 2.00 but (less than) 2.50             .875%
--------------------------------------------------------------------------------
(greater than or equal to) 2.50                                  1.200%
--------------------------------------------------------------------------------

          "Application Period" shall mean a period commencing with and including the 60th day after the end of the most recently completed fiscal quarter of the Company to and including the 59th day after the end of the next following fiscal quarter of the Company or the next succeeding Business Day.

          "Bank Obligations" shall mean all indebtedness, obligations and liabilities, whether now owing or hereafter arising, direct, indirect, contingent or otherwise, of the Borrowers to the Agent or any Bank pursuant to the Loan Documents.

          "Bid-Option Absolute Rate" means, with respect to any Absolute Rate Bid-Option Loan, the Bid-Option Absolute Rate, as defined in Section 2.2(d)(ii)(E), that is offered for such Loan.

          "Bid-Option Auction" means a solicitation of Bid-Option Quotes setting forth Bid-Option Absolute Rates or Bid-Option Eurocurrency Rate Margins, as the case may be, pursuant to Section 2.2(b).

          "Bid-Option Eurocurrency Rate" means the sum of (a) the Bid-Option Eurocurrency Rate Margin plus (b) the Eurocurrency Base Rate.

          "Bid-Option Eurocurrency Rate Margin" means, with respect to any Eurocurrency Rate Bid-Option Loan, the Bid-Option Eurocurrency Rate Margin, as defined in Section 2.2(d)(ii)(F), that is offered for such Loan.

          "Bid-Option Interest Period" means (a) with respect to each Eurocurrency Rate Bid-Option Borrowing, the Eurocurrency Rate Interest Period applicable thereto, and (b) with respect to each Absolute Rate Bid-Option Borrowing, the period commencing on the date of such Borrowing and ending on the date elected by the Borrower in the applicable Notice of Borrowing, which date shall be not less than 30 and not more than 360 days after the date of such Bid-Option Loan; provided that:

               (i) any such Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business day; and

               (ii) no such Interest Period that would end after the Termination Date shall be permitted.

          "Bid-Option Loan" means a Loan which is made by a Bank pursuant to a Bid-Option Auction.

          "Bid-Option Note" means a promissory note of the Borrowers in substantially the form of Exhibit A hereto evidencing the obligation of the Borrowers to repay Bid-Option Loans, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

          "Bid-Option Percentage" means, with respect to any Bank, the percentage of the aggregate outstanding principal amount of the Bid-Option Loans of all the Banks represented by the outstanding principal amount of the Bid-Option Loans of such Bank.

          "Bid-Option Quote" means an offer by a Bank to make a Bid-Option Loan in accordance with Section 2.2(d).

          "Bid-Option Quote Request" shall have the meaning ascribed thereto in
Section 2.2(b).

          "Borrowing" shall mean the aggregation of Advances made to any Borrower, or continuations and conversions of such Advances, made pursuant to
Article II on a single date and for a single Interest Period. A Borrowing may be referred to for purposes of this Agreement by reference to the type of Loan comprising the relating Borrowing, e.g., a "Floating Rate Borrowing" if such Loans are Floating Rate Loans, a "Eurocurrency Rate Syndicated Borrowing" if such Loans are Eurocurrency Rate Syndicated Loans, an "Absolute Rate Bid-Option Borrowing" if such Loans are Absolute Rate Bid-Option Loans, or a "Eurocurrency Rate Bid-Option Borrowing" if such Loans are Eurocurrency Rate Bid-Option Loans. Floating Rate Borrowings and Fixed Rate Syndicated Borrowings may be similarly collectively referred to as "Syndicated Borrowings", and Absolute Rate Bid-Option Borrowings and Eurocurrency Rate Bid-Option Borrowings may be collectively referred to as "Bid-Option Borrowings".

          "Borrowing Base" shall mean the sum of (a) as of any date in (i) the fiscal month of December, an amount equal to 60% of Eligible Accounts Receivable, (ii) the fiscal month of November, an amount equal to 65% of Eligible Accounts Receivable and (iii) any fiscal month other than November or December, an amount equal to 70% of Eligible Accounts Receivable, plus (b) as of any date in the fiscal months of July, August, September, February and March, $20,000,000.

          "Borrowing Subsidiary" shall mean any subsidiary of the Company or any other person upon request by the Company to the Agent for designation of such subsidiary or person as a "Borrowing Subsidiary" hereunder so long as (a) the Required Banks consent to such designation, (b) the Company guarantees the obligations of such new Borrowing Subsidiary pursuant to the terms of Article VIII hereof, (c) such new Borrowing Subsidiary delivers all corporate or organizational documents and authorizing resolutions reasonably requested by the Agent and (d) the Borrowers and such new Borrowing Subsidiary execute all agreements and take such other action reasonably requested by Agent.

          "Business Day" shall mean a day other than a Saturday, Sunday or other day on which (a) the Agent is not open to the public for carrying on substantially all of its banking functions or (b) if such reference relates to the date for payment or purchase of any amount denominated in any currency other than Dollars, banks are not generally open to the public for carrying on substantially all of their banking functions in the principal financial center of the country issuing such currency.

          "Capital Lease" of any person shall mean any lease which, in accordance with generally accepted accounting principles, is or should be capitalized on the books of such person.

          "Capital Stock" shall include all capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights, restricted stock, employee stock options, or other options to purchase or otherwise acquire capital stock or such securities or any other form of equity securities.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

          "Commitment" shall mean, with respect to each Bank, the commitment of each such Bank to make Syndicated Loans and to participate in Letter of Credit Advances made through the Agent pursuant to Section 2.1, in amounts not exceeding in aggregate principal amount outstanding at any time the respective commitment amount for each such Bank set forth for such Bank on Schedule 1 hereto or otherwise established pursuant to Section 9.6, as such amounts may be reduced from time to time pursuant to Section 2.4.

          "Consolidated" or "consolidated" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with generally accepted accounting principles.

          "Contingent Liabilities" of any person shall mean, as of any date, all obligations of such person or of others for which such person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such person in respect of any letters of credit, surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.

          "Current Assets" and "Current Liabilities" of any person shall mean, as of any date, all assets or liabilities, respectively, of such person which, in accordance with generally accepted accounting principles, are (or, if the balance sheet is qualified, should be) classified as current assets or current liabilities, respectively, on a balance sheet of such person.

          "Default" shall mean any of the events or conditions described in
Section 6.1 which might become an Event of Default with notice or lapse of time or both.

          "Determination Date" means, with respect to any Application Period, the last day of the Determination Period for such Application Period.

          "Determination Period" means, with respect to any Application Period, the period of four consecutive fiscal quarters of the Company ending with the fiscal quarter ending immediately preceding such Application Period.

          "Dollars" and "$" shall mean the lawful money of the United States of America.

          "Effective Date" shall mean the effective date specified in the final paragraph of this Agreement.

          "Eligible Accounts Receivable" shall mean, as of any date, those accounts receivable owned by the Company, Handleman Company of Canada Limited, Anchor Bay Entertainment, Inc., Sell through Entertainment, Inc., SOFSOURCE, Inc., Madacy Entertainment Group Limited, Madacy Entertainment Group, Inc. and any other Subsidiary of the Company approved in writing from time to time by the Agent (the Company and all of the other foregoing entities collectively referred to as the "Designated Entities", and the Company represents that all of the Designated Entities other than the Company are Subsidiaries of the Company), valued at the face amount thereof (based upon the Dollar amount thereof if payable in Dollars and based upon the Dollar Equivalent if payable in any currency other than Dollars) less sales, excise or similar taxes and less returns actually made, discounts previously processed, and credits, but shall not include any such account receivable (a) that is not a bona fide existing obligation created by the sale and actual delivery of inventory, goods or other property or the furnishing of services or other good and sufficient consideration in the ordinary course of business, (b) that is 45 days or more past due from the invoice due date for the 10 largest customers (as of the most recently ended fiscal year) on a consolidated basis, (c) that has been classified by any Designated Entity as doubtful or has otherwise failed to meet established or customary credit standards of any Designated Entity, (d) that is payable by any account debtor that is the subject of any proceeding of the type described in
Section 6.1(i) hereof, (e) which is evidenced by a promissory note or other instrument, (f) that is payable by any Significant Trade Debtor (other than Kmart Corporation or any of its Subsidiaries) if 15% or more (based on value, such value to be determined based on the lower of cost or market in accordance with generally accepted accounting principles) of the inventory of such Significant Trade Debtor (other than Kmart Corporation or any of its Subsidiaries) is subject to any Lien superior in priority to any Lien on such assets in favor of the Company, (g) that is subject to any contra-account (including without limitation amounts owed to any account debtor relating to the purchase of store fixtures by any account debtor on behalf of any Designated Entity), (h) that is due from (A) any Person that has been placed on cash advance only status, (B) any Person that is no longer considered to be a customer of such Designated Entity, (C) Creative Marketing or (D) any Affiliate of any Designated Entity, (i) that is subordinate or junior in right or priority of payment to any other obligation or claim, (j) that is a deferred account receivable, (k) that arises from restocking or similar charges or relates to a product returned but not yet processed, or (l) that for any other reason is at any time reasonably deemed by the Agent in good faith to be ineligible; provided, however, without limiting the types of accounts receivable that may be deemed ineligible pursuant to the foregoing clause (l), it is acknowledged that all accounts receivable of the type not reported in the chain date/due date aging report (or in similar reports by Madacy Entertainment Group Limited and Madacy Entertainment Group, Inc.) furnished by the Company to the Agent prior to the Effective Date will be considered ineligible.

          "Environmental Laws" at any date shall mean all provisions of law, statute, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards which are applicable to any Borrower or any Significant Subsidiary and promulgated by the government of the United States of America or any foreign government or by any state, province, municipality or other political subdivision thereof or therein or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning the protection of, or regulating the discharge of substances into, the environment.

          "Equivalent" of an amount of one currency (the "first currency") denominated in another currency (the "second currency"), as of any date of determination, shall mean the amount of the second currency which could be purchased with the amount of the first currency at the spot or other relevant rate of exchange quoted by the Agent at approximately 11:00 a.m. on such date, which rate shall be substantially representative of the market rate.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.

          "ERISA Affiliate" shall mean, with respect to any person, any trade or business (whether or not incorporated) which, together with such person or any Subsidiary of such person, would be treated as a single employer under Section 414 of the Code.

          "Eurocurrency Base Rate" applicable to any Eurocurrency Interest Period means, the rate per annum obtained by dividing (a) the per annum rate of interest at which deposits in the Permitted Currency in which such Eurocurrency Rate Loan is to be denominated for such Eurocurrency Interest Period and in an aggregate amount comparable to (i) in the case of Eurocurrency Rate Syndicated Loans, the amount of the related Eurocurrency Rate Syndicated Loan to be made by the Agent in its capacity as a Bank hereunder and (ii) in the case of Eurocurrency Rate Bid-Option Loans, the aggregate amount of the Eurocurrency Rate Bid-Option Borrowing set forth in the related Bid-Option Quote Request, are offered to the Agent by other prime banks in the applicable interbank market selected by the Agent in its reasonable discretion, at approximately 11:00 a.m. London time, on the second Eurocurrency Business Day prior to the first day of such Eurocurrency Interest Period by (b) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements including, without limitation, any marginal, emergency, supplemental, special or other reserves, that is specified on the first day of such Eurocurrency Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) or any governmental authority (including any nation or government, any political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government) having jurisdiction with respect thereto, for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System;

all as conclusively determined by the Agent, absent manifest error, such sum to be rounded up, if necessary, to the nearest whole multiple of one one-hundredth of one percent (1/100 of 1%).

          "Eurocurrency Business Day" shall mean, with respect to any Eurocurrency Rate Loan, a day which is both a Business Day and a day on which dealings in Dollar deposits or the relevant Permitted Currency are carried out in the relevant interbank market.

          "Eurocurrency Interest Period" shall mean, with respect to any Eurocurrency Rate Syndicated Loan, the period commencing on the day such Eurocurrency Rate Syndicated Loan is made or converted to a Eurocurrency Rate Syndicated Loan and ending on the date one, two, three, six or twelve months thereafter, as any Borrower may elect under Section 2.6 or 2.9, and each subsequent period commencing on the last day of the immediately preceding Eurocurrency Interest Period and ending on the date one, two, three, six or twelve months thereafter, as any Borrower may elect under Section 2.6 or 2.9, and with respect to any Eurocurrency Rate Bid-Option Loan, the period commencing on the date of such Eurocurrency Rate Bid-Option Loan and ending on a date between 30 days and twelve months thereafter, as any Borrower may elect in the Notice of Bid-Option Loan, provided, however, that (a) any Eurocurrency Interest Period which commences on the last Eurocurrency Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Eurocurrency Business Day of the appropriate subsequent calendar month, (b) each Eurocurrency Interest Period which would otherwise end on a day which is not a Eurocurrency Business Day shall end on the next succeeding Eurocurrency Business Day or, if such next succeeding Eurocurrency Business Day falls in the next succeeding calendar month, on the next preceding Eurocurrency Business Day, and (c) no Eurocurrency Interest Period which would end after the Termination Date shall be permitted.

          "Eurocurrency Rate Loan" shall mean any Eurocurrency Rate Bid-Option Loan or Eurocurrency Rate Syndicated Loan.

          "Eurocurrency Rate Bid-Option Loan" means a Loan which pursuant to the applicable Notice of Bid-Option Loan is made at the Bid-Option Eurocurrency Rate.

          "Eurocurrency Rate Syndicated Loan" means any Syndicated Loan which bears interest at the Syndicated Eurocurrency Rate.

          "Event of Default" shall mean any of the events or conditions described in Section 6.1.

          "Federal Funds Rate" shall mean the per annum rate that is equal to the per annum rate established and announced by the Agent from time to time as the opening federal funds rate paid or payable by the Agent in its regional federal funds market for overnight borrowings from other banks;

as conclusively determined by the Agent, absent manifest error, such rate to be rounded up, if necessary, to the nearest whole multiple of one one-hundredth of one percent (1/100 of 1%), which Federal Funds Rate shall change simultaneously with any change in such announced rates.

          "Fixed Rate Loan" shall mean any Fixed Rate Syndicated Loan or Bid-Option Loan.

          "Fixed Rate Syndicated Loan" means any Eurocurrency Rate Syndicated Loan.

          "Floating Rate" shall mean the per annum rate equal to the greater of
(i) the Prime Rate in effect from time to time, and (ii) the sum of five-eighths of one percent (5/8 of 1%) per annum plus the Federal Funds Rate in effect from time to time; which Floating Rate shall change simultaneously with any change in such Prime Rate or Federal Funds Rate, as the case may be.

          "Floating Rate Loan" shall mean any Syndicated Loan which bears interest at the Floating Rate.

          "Funded Debt" of any person shall mean all Indebtedness that would, in accordance with generally accepted accounting principles, constitute long term debt, including (a) any Indebtedness with a maturity of longer than one year after the creation of such Indebtedness, (b) any Indebtedness outstanding under a revolving credit or similar agreement (and any renewal or extension thereof) providing for borrowings which constitute long term debt, (c) any Capital Lease and (d) any guarantee with respect to Funded Debt of another person. Notwithstanding the foregoing, (i) any portion of Funded Debt included in Current Liabilities (other than the Advances, including without limitation all Swingline Loans, which shall be considered Funded Debt subject to the following clause (ii) of this sentence) shall be excluded from Funded Debt and (ii) only the highest amount of the aggregate Advances outstanding under this Agreement which have not been paid off for thirty consecutive days during the most recent six month period ended as of any day Funded Debt is measured shall be Funded Debt.

          "generally accepted accounting principles" shall mean generally accepted accounting principles in effect as of the Effective Date and applied on a basis consistent with that reflected in the financial statements referred to in Section 4.6.

          "Guaranties" shall mean the guaranty entered into by the Company for the benefit of the Agent and the Banks pursuant to Article VIII of this Agreement and guaranties entered into by each of the Guarantors for the benefit of the Agent and the Banks pursuant to Section 5.1(f) in substantially the form of Exhibit B hereto, as amended or modified from time to time.

          "Guarantor" shall mean each Significant Subsidiary of the Company and each person otherwise becoming a Significant Subsidiary of the Company, or otherwise entering into a Guaranty, from time to time (except as otherwise provided in Section 5.1(f)).

          "Indebtedness" of any person shall mean, as of any date, (a) all obligations of such person for borrowed money, (b) all obligations of such person as lessee under any Capital Lease, (c) the unpaid purchase price for goods, property or services acquired by such person, except for accounts payable arising in the ordinary course of business, (d) all obligations of such person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered (generally referred to as "take or pay contracts"), other than obligations incurred in the ordinary course of business, (e) all obligations of such person in respect of any interest rate or currency swap, rate cap or other similar transaction (valued in an amount equal to the highest termination payment, if any, that would be payable by such person upon termination for any reason on the date of determination), and (f) all obligations of others similar in character to those described in clauses (a) through (e) of this definition for which such person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such person in respect of letters of credit, surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person. Notwithstanding the foregoing, clause (f) shall not include (i) obligations or guarantees owing or guaranteed by any Subsidiary or the Company to or for the benefit of any other Subsidiary or the Company, or
(ii) Unfunded Benefit Liabilities.

          "Interest Coverage Ratio" shall mean, as of any date, the ratio of
(a) Consolidated Adjusted EBIT for the Company and its Subsidiaries as calculated for the four most recently ended consecutive fiscal quarters of the Company to (b) Consolidated Net Interest Expense of the Company and its Subsidiaries as calculated for the same four fiscal quarters.

          "Interest Coverage Ratio Condition" shall be deemed to exist on the Effective Date and at all times thereafter until such time as the following conditions are satisfied (such conditions defined herein as "Release Conditions"): the Interest Coverage Ratio is greater than or equal to 2.5 to
1.0 as calculated as of the last day of the two most recently ended fiscal quarters of the Company and no Event of Default or Default exists. Notwithstanding the foregoing, an Interest Coverage Ratio Condition shall be deemed to exist if at any time after the Release Conditions are satisfied the Interest Coverage Ratio is less than or equal to 2.5 to 1.0 as calculated as of last day of the most recently ended fiscal quarter of the Company, subject to subsequent release if thereafter the Release Conditions are satisfied.

          "Interest Payment Date" shall mean (a) with respect to any Eurocurrency Rate Loan or Bid-Option Loan, the last day of each Interest Period with respect to such Eurocurrency Rate Loan or Bid-Option Loan and, in the case of any Interest Period exceeding three months, those days that occur during such Interest Period at intervals of three months after the first day of such Interest Period, and (b) in all other cases, the last Business Day of each March, June, September and December occurring after the date hereof, commencing with the first such Business Day occurring after the date of this Agreement.

          "Interest Period" shall mean any Eurocurrency Interest Period or Bid-Option Interest Period.

          "Invitation for Bid-Option Quotes" shall mean an invitation for Bid-Option Quotes in the form referred to in Section 2.2(c).

          "Letter of Credit" shall mean a standby letter of credit having a stated expiry date not later than twelve months after the date of issuance and not later than the fifth Business Day before the Termination Date issued by the Agent on behalf of the Banks for the account of any Borrower under an application and related documentation acceptable to the Agent requiring, among other things, immediate reimbursement by such Borrower to the Agent in respect of all drafts or other demand for payment honored thereunder and all expenses paid or incurred by the Agent relative thereto.

          "Letter of Credit Advance" shall mean any issuance of a Letter of Credit under Section 2.6 made pursuant to Section 2.1 in which each Bank acquires a pro rata risk participation pursuant to Section 2.6(d).

          "Letter of Credit Documents" shall have the meaning ascribed thereto in Section 3.3(b).

          "Leverage Ratio" shall mean, as of any date, the ratio of (a) the sum of the Consolidated Funded Debt of the Company and its Subsidiaries plus the current portion of the Consolidated Funded Debt of the Company and its Subsidiaries as of such date to (b) the Consolidated Adjusted EBITDA of the Company and its Subsidiaries for the four most recently ended consecutive fiscal quarters of the Company.

          "Lien" shall mean any pledge, assignment, deed of trust, hypothecation, mortgage, security interest, conditional sale or title retaining contract, financing statement filing, or any other type of lien, charge, encumbrance or other similar claim or right.

          "Loan" shall mean any Syndicated Loan, Swingline Loan or any Bid-Option Loan, as the context may require.

          "Loan Documents" shall mean this Agreement, the Notes, the Letter of Credit Documents, the Guaranties and any other agreement, instrument or document executed at any time in connection with this Agreement.

          "Multiemployer Plan" shall mean any "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

          "Net Income" of any person shall mean, for any period, the net income (or loss) of such person for such period taken as a single accounting period, determined in accordance with generally accepted accounting principles.

          "Net Interest Expense" of any person shall mean, for any period, all interest paid or payable by such person during such period, net of any interest income for such period.

          "Net Worth" of any person shall mean, as of any date, the amount of any preferred stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of such person and the amount of any foreign currency translation adjustment account shown as a capital account of such person.

          "Notes" shall mean the Revolving Credit Notes, the Swingline Loan Note and the Bid-Option Notes; "Note" shall mean any Revolving Credit Note or any Bid-Option Note.

          "Notice of Bid-Option Loan" shall have the meaning set forth in
Section 2.2(f).

          "Optional Currency" shall mean any currency which is freely transferable and convertible into Dollars and approved by the Agent; provided, that, subject to the terms of this Agreement (including without limitation Section 3.8), the currencies of Canada, the United Kingdom, France and Germany shall be deemed acceptable to the Agent.

          "Original Dollar Amount" shall mean, with respect to any Loan, the Equivalent in Dollars of the original principal amount of such Loan specified in the related request therefor given by any Borrower pursuant to Section 2.6 (a) as such amount is reduced by payments of principal made in respect of such Loan in Dollars (or the Dollar Equivalent thereof in the case of a payment made in an Optional Currency) and (b) as such amount is adjusted pursuant to Section 3.1(f).

          "Overdue Rate" shall mean (a) in respect of principal of Floating Rate Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate, (b) in respect of principal of Fixed Rate Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the per annum rate in effect thereon until the end of the then current Interest Period for such Loan and, thereafter, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate, and (c) in respect of other amounts payable by any Borrower hereunder (other than interest), a per annum rate that is equal to the sum of three percent (3%) per annum plus the Floating Rate.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

          "Permitted Currency" shall mean Dollars and any Optional Currency.

          "Permitted Liens" shall mean Liens permitted by Section 5.2(g) hereof.

          "Person" or "person" shall include an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

          "Plan" shall mean, with respect to any person, any pension plan (other than a Multiemployer Plan) subject to Title IV of ERISA or to the minimum funding standards of Section 412 of the Code which has been established or maintained by such person, any Subsidiary of such person or any ERISA Affiliate, or by any other person if such person, any Subsidiary of such person or any ERISA Affiliate could have liability with respect to such pension plan.

          "Prime Rate" shall mean the per annum rate announced by the Agent from time to time as its "prime rate" (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

          "Prohibited Transaction" shall mean any non-exempt transaction involving any Plan which is proscribed by Section 406 of ERISA or Section 4975 of the Code.

          "Reportable Event" shall mean a reportable event as described in
Section 4043(b) of ERISA including those events as to which the thirty (30) day notice period is waived under Part 2615 of the regulations promulgated by the PBGC under ERISA.

          "Required Banks" shall mean Banks holding not less than 66% of the aggregate principal amount of the Syndicated Advances then outstanding (or 66% of the Commitments if no Syndicated Advances are then outstanding).

          "Revolving Credit Advance" shall mean any Revolving Credit Loan and any Letter of Credit Advance.

          "Revolving Credit Loan" shall mean any borrowing under Section 2.6 evidenced by the Revolving Credit Notes and made pursuant to Section 2.1.

          "Revolving Credit Note" shall mean any promissory note of the Borrowers evidencing the Revolving Credit Loans, in substantially the form annexed hereto as Exhibit C, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

          "Senior Debt" shall mean the sum, without duplication, of all Advances and all consolidated unsecured Indebtedness of the Company and its Subsidiaries, exclusive of any Subordinated Debt and any interest rate or currency swap, rate cap or other similar transaction. All reimbursement obligations, guarantees and other contingent liabilities constituting Senior Debt shall be valued at the maximum amount possible for such liability.

          "Senior Notes" shall mean the Twenty Million Dollars 7.81% series A Senior Notes due April 21, 2000, the Fifty Five Million Dollars 8.26% Series B Senior Notes due November 18, 2001 and the Twenty Five Million Dollar 8.59% Series C Senior Notes due February 28, 2005 issued by the Company.

          "Senior Note Documents" shall mean any indenture, notes or other agreements, instruments or documents executed or issued in connection with the Senior Notes.

          "Significant Subsidiary" shall mean any Subsidiary which has total assets which equal or exceed 10% of the consolidated total assets of the Company and its Subsidiaries.

          "Significant Trade Debtor" shall mean any account debtor of the Company as to which the payments received from such account debtor accounted for 20% or more of the revenues of the Company and its Subsidiaries for the most recently ended fiscal year of the Company.

          "Subsidiary" of any person shall mean any other person (whether now existing or hereafter organized or acquired) in which (other than directors' qualifying shares required by law) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which have such power or right only by reason of the happening of a contingency), at the time as of which any determination is being made, are owned, beneficially and of record, by such person or by one or more of the other Subsidiaries of such person or by any combination thereof. Unless otherwise specified, reference to "Subsidiary" shall mean a Subsidiary of the Company.

          "Subordinated Debt" of any person shall mean, as of any date, that Indebtedness of such person for borrowed money which is expressly subordinate and junior in the right of payment to the Advances of such person to the Banks in manner and by agreement satisfactory in form and substance to the Required Banks, which consent and agreement may not be unreasonably withheld.

          "Swingline Facility" shall have the meaning specified in Section
2.1(b).

          "Swingline Loan" shall mean any loan evidenced by a Swingline Note and made by the Agent to the Company pursuant to Section 2.1(b).

          "Swingline Note" shall mean any promissory note of the Company evidencing the Swingline Loans in substantially the form of Exhibit D hereto, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

          "Syndicated Advance" shall mean any Syndicated Loan or any Letter of Credit Advance.

          "Syndicated Eurocurrency Rate" means, with respect to any Eurocurrency Rate Syndicated Loan for any Eurocurrency Rate Interest Period or portion thereof, the per annum rate that is equal to the sum of (a) the Applicable Margin, plus (b) the Eurocurrency Base Rate; which Syndicated Eurocurrency Rate shall change simultaneously with any change in such Applicable Margin.

          "Syndicated Loan" shall mean any Revolving Credit Loan.

          "Tangible Capital Funds" of any person shall mean the sum of Tangible Net Worth of such person and Subordinated Debt of such person.

          "Tangible Capitalization" of any person shall mean the sum of Tangible Net Worth of such person and Funded Debt of such person.

          "Tangible Net Worth" of any person shall mean, as of any date, (a) the amount of any preferred stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of such person and the amount of any foreign currency translation adjustment account shown as a capital account of such person, less (b) the net book value of all items of the following character which are included in the assets of such person: (i) goodwill, including without limitation, the excess of cost over book value of any asset, (ii) organization or experimental expenses, (iii) unamortized debt discount and expense, (iv) patents, trademarks, trade names and copyrights, (v) deferred taxes and deferred charges, (vi) franchises, licenses and permits, and (vii) other assets which are deemed intangible assets under generally accepted accounting principles other than (xx) licenses giving the Company rights to manufacture and distribute certain video, music, books and software products, and plus (c) the net book value of the items set forth in clause (b) above in an amount not to exceed 15% of Consolidated Net Worth of the Company.

          "Termination Date" shall mean the earlier to occur of (a) September 3, 2002 and (b) the date on which the Commitment shall be terminated pursuant to
Section 2.4 or 6.2.

          "Total Capitalization" of any person shall mean the sum of Net Worth of such person and Funded Debt of such person.

          "Total Liabilities" of any person shall mean, as of any date, all obligations which, in accordance with generally accepted accounting principles, are classified as liabilities on a balance sheet of such person.

          "Unfunded Benefit Liabilities" shall mean, with respect to any Plan as of any date, the amount of the unfunded benefit liabilities determined in accordance with Section 4001(a)(18) of ERISA.

          "Working Capital" of any person shall mean, as of any date, the amount, if any, by which the Current Assets of such person exceed the Current Liabilities of such person.

          1.2 Other Definitions; Rules of Construction. As used herein, the terms "Agent", "Banks", "Company", "Borrowing Subsidiary", "Borrowing Subsidiaries" and "this Agreement" shall have the respective meanings ascribed thereto in the introductory paragraph of this Agreement. Such terms, together with the other terms defined in Section 1.1, shall include both the singular and the plural forms thereof and shall be construed accordingly. All computations required hereunder and all financial terms used herein shall be made or construed in accordance with generally accepted accounting principles unless such principles are inconsistent with the express requirements of this Agreement. Use of the terms "herein", "hereof", and "hereunder" shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.


                                  ARTICLE II.
            THE COMMITMENTS, THE SWINGLINE FACILITY AND THE ADVANCES
            --------------------------------------------------------

          2.1 Commitments of the Banks and the Swingline Facility. (a) Each Bank agrees, for itself only, subject to the terms and conditions of this Agreement, to make Revolving Credit Loans to the Borrowers pursuant to Section
2.6 and Section 3.3 and to participate in Letter of Credit Advances to the Borrowers pursuant to Section 2.6 from time to time from and including the Effective Date to but excluding the Termination Date not to exceed an aggregate principal amount at any time outstanding the amount of its respective Commitment as of the date any such Syndicated Advance is made; provided, however, that (i) the aggregate principal amount of Letter of Credit Advances outstanding at any time shall not exceed $50,000,000, (ii) at any time an Interest Coverage Ratio Condition exists, the aggregate principal amount of all Senior Debt may not exceed the Borrowing Base, (iii) the Equivalent in Dollars of the aggregate principal amount of all Advances in Optional Currencies outstanding at any time shall not exceed $50,000,000, and (iv) the Equivalent in Dollars of the aggregate principal amount of all Advances outstanding at any time shall not exceed the aggregate amount of the Commitments; and the Borrowers will not be entitled to obtain any Advance if each such condition, in addition to other conditions contained herein, is not satisfied both before and after giving effect to such Advance. Notwithstanding anything herein to the contrary, Advances may only be used for necessary working capital requirements of the Borrowers, acquisitions and capital expenditures by the Borrowers to the extent permitted hereunder and other expenditures by the Borrowers in the ordinary course of business.

          (b) Swingline Loans. (i) The Company may request the Agent to make, and the Agent may, in its sole discretion, make Swingline Loans to the Company from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate principal amount not to exceed at any time the lesser of (A) $20,000,000 (the "Swingline Facility") and (B) the aggregate amount of Syndicated Advances that could be but is not borrowed as of such date. Each Bank's Commitment shall be deemed utilized by an amount equal to such Bank's pro rata share (based on such Bank's Commitment) of each Swingline Loan for purposes of determining the amount of Syndicated Advances required to be made by such Bank. Swingline Loans shall bear interest at a rate agreed to by the Agent and the Company, provided that Swingline Loans shall bear interest at the rate applicable to Floating Rate Loans at any time the Swingline Loans are refunded by Floating Rate Loans or the Banks are required to purchase participations therein under Section 2.1(b)(iii). Within the limits of the Swingline Facility, so long as the Agent, in its sole discretion, elects to make Swingline Loans, the Company may borrow and reborrow under this Section 2.1(b)(i).

               (ii) The Agent may at any time in its sole and absolute discretion require that any Swingline Loan be refunded by a Floating Rate Borrowing from the Banks, and upon written notice thereof by the Agent to such Banks and the Company, the Company shall be deemed to have requested a Floating Rate Borrowing in an amount equal to the amount of such Swingline Loan, and such Floating Rate Borrowing shall be made to refund such Swing Line Loan. Each such Bank shall be absolutely and unconditionally obligated to fund its pro rata share (based on such Bank's Commitment) of such Floating Rate Borrowing or, if applicable, purchase a participating interest in the Swingline Loans pursuant to
Section 2.1(b)(iii) and such obligation shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Bank has or may have against the Agent, or the Company or any of its Subsidiaries or anyone else for any reason whatsoever; (B) the occurrence or continuance of a Default or an Event of Default, subject to Section 2.1(b)(iii); (C) any adverse change in the condition (financial or otherwise) of the Company or any of its Subsidiaries; (D) any breach of this Agreement or any other agreement by any other Bank, any Borrower or any Guarantor; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing (including without limitation the Company's failure to satisfy any conditions contained in Article II or any other provision of this Agreement).

               (iii) If Floating Rate Loans may not be made by the Banks as described in Section 2.1(b)(ii) due to any Event of Default pursuant to Section 6.1(i) or if the Banks are otherwise legally prohibited from making Floating Rate Loans, then effective on the date each such Floating Rate Loan would otherwise have been made, each Bank severally agrees that it shall unconditionally and irrevocably, without regard to the occurrence of any Default or Event of Default or any other circumstances, in lieu of deemed disbursement of Loans, to the extent of such Bank's Commitment, purchase a participating interest in the Swingline Loans by paying its participation percentage thereof. Each such Bank will immediately transfer to the Agent, in same day funds, the amount of its participation. After such payment to the Agent, each Bank shall share on a pro rata basis (calculated by reference to its Commitment) in any interest which accrues thereon and in all repayments thereof. If and to the extent that any such Bank shall not have so made the amount of such participating interest available to the Agent, such Bank and the Company severally agree to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Agent until the date such amount is paid to the Agent, at (A) in the case of the Company, the interest rate specified above and (B) in the case of such Bank, the Federal Funds Rate for the first five days after the date of demand by the Agent and thereafter at the interest rate specified above.

          (c) Non-Pro Rata Loans. (i) Notwithstanding anything contained herein to the contrary, each of the Borrowers, the Banks and the Agent agree, subject to Section 2.1(c)(ii), that a Bank shall not fund its pro rata portion of any Loan if such Bank cannot make such Loan free of withholding taxes so long as one or more other Banks are able to make such Loan free of withholding taxes. The non-pro rata funding of such Loans shall not affect the pro rata share of the aggregate amount of Advances outstanding at any time.

               (ii) Any funding Bank under Section 2.1(c)(i) above may at any time in its sole discretion require that the non-funding Bank or Banks fund each of their pro rata portions of the Loans herein described. Each non-funding Bank shall be absolutely and unconditionally obligated to fund its pro rata share (based on such Bank's Commitment or, if the Commitments have been terminated, based on the amount of such Bank's Commitment immediately prior to such termination) of such Loan and such obligation shall not be affected by any circumstance including, without limitation (A) any set-off, counterclaim, recoupment, defense or other right which such Bank or the Company or any of its Subsidiaries may have against the Agent, any Borrower or any of their respective Subsidiaries or anyone else for any reason whatsoever; (B) the occurrence or continuance of a Default or an Event of Default; (C) any adverse change in the condition (financial or otherwise) of any Borrower or any of its Subsidiaries; (D) any breach of this Agreement by any Borrower or any of their respective Subsidiaries or any other Bank or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing (including any Borrower's failure to satisfy any conditions contained in Article II or any other provision of this Agreement; provided however, unless caused solely by currency fluctuations since the date such Loan was made, no Bank shall be obligated to fund any such Loan which would cause the aggregate amount of all Revolving Credit Loans made by such Bank plus the aggregate amount of the participation of such Bank in all outstanding Letter of Credit Advances to exceed the amount of such Bank's Commitment or, if the Commitments have been terminated, the amount of such Bank's Commitment immediately prior to such termination). Any Bank which requires payments from any Borrower pursuant to Section 3.5 with respect to its making of any Loan described in this Section 2.1(c)(ii) may be replaced by the Company in its sole discretion.

          2.2  Bid-Option Loans.

               (a) The Bid-Option. From the Effective Date to but excluding the Termination Date, any Borrower may, as set forth in this Section 2.2, request the Banks to make offers to make Bid-Option Loans to such Borrower. Notwithstanding anything herein to the contrary, no more than two requests for Bid-Option Loans in the aggregate may be requested by the Borrowers in any month. Each Bank may, but shall have no obligation to, make such offers and such Borrower may, but shall have no obligation to, accept any such offers, in the manner set forth in this Section 2.2; furthermore, each Bank may limit the aggregate amount of Bid-Option Loans when quoting rates for more than one Bid-Option Interest Period in any Bid-Option Quote, provided that such limitation shall not be less than the minimum amounts required hereunder for Bid-Option Loans and the Borrower may choose among the Bid-Option Loans if such limitation is imposed; provided, that the aggregate outstanding principal amount of Bid-Option Loans shall not at any time exceed the lesser of (i) the excess of (A) the aggregate amount of the Commitments over (B) the sum of the aggregate outstanding principal amount of Syndicated Advances and Swingline Loans and (ii) sixty percent (60%) of the aggregate amount of the Commitments (as the same may be reduced in accordance with the terms of this Agreement);

               (b) Bid-Option Quote Request. When a Borrower wishes to request offers to make Bid-Option Loans under this Section 2.2, it shall transmit to the Agent by telex or telecopy a Bid-Option Quote Request substantially in the form of Exhibit E hereto so as to be received no later than 11:00 a.m. Detroit time
(i) on the Business Day next preceding the date of the Loan proposed therein, in the case of a Bid-Option Auction for Absolute Rate Bid-Option Loans, or (ii) the fifth Business Day next preceding the date of the Loan proposed therein, in the case of a Bid-Option Auction for Eurocurrency Rate Bid-Option Loans specifying:

                    (A) the proposed date of the Bid-Option Loan, which shall be a Business Day;

                    (B) the aggregate amount of such Bid-Option Loan, which shall be a minimum of $10,000,000 or a larger multiple of $5,000,000;

                    (C) whether the Borrowing is to be an Absolute Rate Bid-Option Borrowing or a Eurocurrency Rate Bid-Option Borrowing; and

                    (D) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

A Borrower may request offers to make Bid-Option Loans for more than one Bid-Option Interest Period in a single Bid-Option Quote Request.

               (c) Invitation for Bid-Option Quotes. Promptly upon receipt of a Bid-Option Quote Request, the Agent shall send to the Banks by telecopy (or telephone promptly confirmed by telecopy) an Invitation for Bid-Option Quotes substantially in the form of Exhibit F hereto, which shall constitute an invitation by a Borrower to each Bank to submit Bid-Option Quotes offering to make the Bid-Option Loans to which such Bid-Option Quote Request relates in accordance with this Section 2.2.

               (d) Submission and Contents of Bid-Option Quotes. (i) Each Bank may submit a Bid-Option Quote containing an offer or offers to make Bid-Option Loans in response to any Invitation for Bid-Option Quotes. Each Bid-Option Quote must comply with the requirements of this subsection (d) and must be submitted to the Agent by telecopy (or by telephone promptly confirmed by telecopy) at its office referred to in Section 9.2 not later than (A) 9:00 a.m. Detroit time on the proposed date of the Borrowing, in the case of a Bid-Option Auction for Absolute Rate Bid-Option Loans, or (B) 9:00 a.m. Detroit time on the fourth Business Day prior to the proposed date of the Borrowing, in the case of a Bid-Option Auction for Eurocurrency Rate Bid-Option Loans; provided that Bid-Option Quotes submitted by the Agent (or any Affiliate of the Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Agent or such Affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (A) 8:45 a.m. Detroit time on the proposed date of such Borrowing, in the case of a Bid-Option Auction for Absolute Rate Bid-Option Loans or (B) 8:45 a.m. Detroit time on the fourth Business Day prior to the proposed date of the Borrowing, in the case of a Bid-Option Auction for Eurocurrency Rate Bid-Option Loans. Subject to Sections 3.2, 3.3 and Article VI, any Bid-Option Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower.

                    (ii) Each Bid-Option Quote shall be in substantially the form of Exhibit G hereto, but may be submitted to the Agent by telephone with prompt confirmation by delivery to the Agent of such written Bid-Option Quote, and shall in any case specify:

                         (A) the proposed date of the Borrowing;

                         (B) the principal amount of the Bid-Option Loan for
which each such offer is being made, which principal amount (x) must be in a minimum of $5,000,000 or a larger multiple of $5,000,000, and (y) may not exceed the principal amount of the Bid-Option Loans for which offers were requested;

                         (C) whether the Bid-Option Loans for which the offers
are made are Absolute Rate Bid-Option Loans or Eurocurrency Rate Bid-Option Loans, which must match the type of Borrowing stated in the related Invitation for Bid-Option Quotes;

                         (D) the Interest Period(s) for which each such Bid-
Option Absolute Rate or Bid-Option Eurocurrency Rate Margin, as the case may be, is offered;

                         (E) in the case of a Bid-Option Auction for Absolute
Rate Bid-Option Loans, the rate of interest per annum (rounded to the nearest 1/100 of 1%) (the "Bid-Option Absolute Rate") offered for each such Bid-Option Loan;

                         (F) in the case of a Bid-Option Auction for
Eurocurrency Rate Bid-Option Loans, the applicable margin, which may be positive or negative (the "Bid-Option Eurocurrency Rate Margin") expressed as a percentage (rounded to the nearest 1/100 of 1%), offered for each such Bid-Option Loan; and

                         (G) the identity of the quoting Bank.

                    (iii) Any Bid-Option Quote shall be disregarded if it:

                         (A) is not substantially in the form of Exhibit G
hereto (or submitted by telephone to the Agent with prompt written confirmation to follow) or does not specify all of the information required by clause (ii) of this subsection (d);

                         (B) contains qualifying, conditional or similar
language;

                         (C) proposes terms other than or in addition to those
set forth in the applicable Invitation for Bid-Option Quotes; or

                         (D) arrives after the time set forth in Section
2.2(d)(i);

provided that a Bid-Option Quote shall not be disregarded pursuant to clause (B) or (C) above solely because it contains an indication that an allocation that might otherwise be made to it pursuant to Section 2.2(g) would be unacceptable. The Agent shall notify the Borrower of any disregarded Bid-Option Quote.

               (e) Notice to Borrower. The Agent shall promptly notify the Borrower of the terms of any Bid-Option Quote submitted by a Bank that is in accordance with Section 2.2(d). Any Bid-Option Quote not made in accordance with
Section 2.2(d) shall be disregarded by the Agent. The Agent's notice to the Borrower shall specify (i) the aggregate principal amount of Bid-Option Loans for which offers have been received for each Bid-Option Interest Period specified in the related Bid-Option Quote Request, and (ii) the respective principal amounts and respective Bid-Option Absolute Rates or Bid-Option Eurocurrency Rate Margins, as the case may be, so offered.

               (f) Acceptance and Notice by Borrower. Not later than 11:00 a.m. Detroit time on (i) the proposed date of a Borrowing, in the case of a Bid-Option Auction for Absolute Rate Bid-Option Loans or (ii) the third Business Day prior to the proposed date of the Borrowing, in the case of a Bid-Option Borrowing for Eurocurrency Rate Bid-Option Loans, the Borrower shall notify the Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e) of this Section and the Agent shall, promptly upon receiving such notice from the Borrower, notify each Bank whose Bid-Option Quote has been accepted. In the case of acceptance, such notice (a "Notice of Bid-Option Loan") shall specify the aggregate principal amount of offers for the applicable Interest Period(s) that have been accepted. The Borrower may accept any Bid-Option Quote in whole or in part; provided that:

                    (i) the aggregate principal amount of each Bid-Option Loan may not exceed the applicable amount set forth in the related Bid-Option Quote Request for the applicable Bid-Option Interest Period;

                    (ii) the principal amount of each Bid-Option Loan must be $10,000,000 or a larger multiple of $5,000,000;

                    (iii) acceptance of offers may only be made on the basis of ascending Bid-Option Absolute Rates or Bid-Option Eurocurrency Rate Margins, as the case may be; and

                    (iv) the Borrower may not accept any offer that is described in Section 2.2(d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

               (g) Allocation by Agent. If offers are made by two or more Banks with the same Bid-Option Absolute Rates or Bid-Option Eurocurrency Rate Margins, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Bid-Option Loans in respect of which such offers are accepted shall be allocated by the Agent among such Banks as nearly as possible (in such multiples, not greater than $100,000, as the Agent may deem appropriate) in proportion to the aggregate principal amount of such offers. Determinations by the Agent of the amounts of Bid-Option Loans shall be conclusive in the absence of manifest error.

          2.3 Effect on Commitments. Notwithstanding anything in this Agreement to the contrary, the sum of the aggregate principal amount of all Revolving Credit Loans plus all Letter of Credit Advances (being the maximum amount available to be drawn under the related Letters of Credit plus the amount of any draws under Letters of Credit that have not been reimbursed), all Swingline Loans and all Bid-Option Loans shall not at any time exceed the aggregate amount of the Commitments of all Banks and, at any time an Interest Coverage Ratio Condition exists, the aggregate principal amount of all Senior Debt may not exceed the Borrowing Base. Each Bank's obligation to make its pro rata portion of any subsequently requested Revolving Credit Loan or Letter of Credit Advance shall not be affected by the making by such Bank of a Bid-Option Loan, and the Bank which has outstanding Bid-Option Loans may be obligated to exceed its Commitment, provided that, as stated above, the aggregate principal amount of all Revolving Credit Loans, all Letters of Credit Advances and all Bid-Option Loans shall not at any time exceed the aggregate amount of the Commitments of all Banks and, at any time an Interest Coverage Ratio Condition exists, the aggregate principal amount of all Senior Debt may not exceed the Borrowing Base.
 .
          2.4 Termination and Reduction of Commitments. (a) The Company shall have the right to terminate or reduce the Commitments at any time and from time to time at its option, provided that (i) the Company shall give five days' prior written notice of such termination or reduction to the Agent (with sufficient executed copies for each Bank) specifying the amount and effective date thereof,
(ii) each partial reduction of the Commitments shall be in a minimum amount of $15,000,000 and in an integral multiple thereof and shall reduce the Commitments of all of the Banks proportionately in accordance with the respective commitment amounts for each such Bank set forth in the signature pages hereof next to the name of each such Bank, (iii) no such termination or reduction shall be permitted with respect to any portion of the Commitments as to which a request for a Borrowing pursuant to Section 2.6 is then pending and (iv) the Commitments may not be terminated if any Advances are then outstanding and may not be reduced below the principal amount of Advances then outstanding.

          The Commitments or any portion thereof terminated or reduced pursuant to this Section 2.4(a), whether optional or mandatory, may not be reinstated. The Borrowers shall immediately prepay the Loans to the extent they exceed the reduced aggregate Commitments pursuant hereto, and any reduction hereunder shall reduce the Commitment amount of each Bank proportionately in accordance with the respective Commitment amounts for each such Bank set forth on the signature pages hereof next to the name of each such Bank.

               (b) For purposes of this Agreement, a Letter of Credit Advance
(i) shall be deemed outstanding in an amount equal to the sum of the maximum amount available to be drawn under the related Letter of Credit on or after the date of determination and on or before the stated expiry date thereof plus the amount of any draws under such Letter of Credit that have not been reimbursed as provided in Section 3.3 and (ii) shall be deemed outstanding at all times on and before such stated expiry date or such earlier date on which all amounts available to be drawn under such Letter of Credit have been fully drawn, and thereafter until all related reimbursement obligations have been paid pursuant to Section 3.3. As provided in Section 3.3, upon each payment made by the Agent in respect of any draft or other demand for payment under any Letter of Credit, the amount of any Letter of Credit Advance outstanding immediately prior to such payment shall be automatically reduced by the amount of each Revolving Credit Loan deemed advanced in respect of the related reimbursement obligation of the Borrower.

          2.5 Fees. (a) The Borrowers agree to pay to the Banks a facility fee on the amount of the Commitments, whether used or unused, for the period from the Effective Date to but excluding the Termination Date, at a rate equal to the Applicable Facility Fee. Accrued facility fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on the first such Business Day occurring after the date of this Agreement, and on the Termination Date.

               (b) On or before the date of issuance of any Letter of Credit, the Borrowers agree (i) to pay to the Banks a fee at a rate equal to the Applicable Margin per annum, of the maximum amount available to be drawn from time to time under such Letter of Credit for the period from and including the date of issuance of such Letter of Credit to and including the stated expiry date of such Letter of Credit, which fees shall be payable quarterly in advance (with the first such quarterly payment payable on the date of issuance of such Letter of Credit and each three months thereafter) based upon the Applicable Margin at the time each such quarterly installment is paid, and (ii) to pay an additional fee to the Agent for its own account computed at the rate of 0.125% per annum of such maximum amount for such period. Such fees are nonrefundable and the Borrowers shall not be entitled to any rebate of any portion thereof if such Letter of Credit does not remain outstanding through its stated expiry date or for any other reason. The Borrowers further agree to pay to the Agent, on demand, such other customary administrative fees, charges and expenses of the Agent in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued. The Agent shall provide the Borrowers a schedule of all such customary fees.

               (c) The Borrowers agree to pay to the Agent an agency fee for its services as Agent under this Agreement in such amounts as may from time to time be agreed upon by the Borrowers and the Agent.

          2.6 Disbursement of Syndicated Advances. (a) Any Borrower shall give the Agent notice of its request for each Syndicated Advance in substantially the form of Exhibit H hereto (with sufficient executed copies for each Bank) not later than 10:00 a.m. Detroit time (i) three Eurocurrency Business Days prior to the date such Advance is requested to be made if such Borrowing is to be made as a

Eurocurrency Rate Syndicated Loan denominated in Dollars and five Eurocurrency Business Days prior to the date such Advance is requested to be made if such Borrowing is to be made as a Eurocurrency Rate Syndicated Loan denominated in any Optional Currency and (ii) five Business Days prior to the date any Letter of Credit Advance is requested to be made and (iii) on the date such Syndicated Loan is requested to be made in all other cases, which notice shall specify whether a Eurocurrency Rate Syndicated Loan, Floating Rate Loan or a Letter of Credit Advance is requested and, in the case of each requested Fixed Rate Syndicated Loan, the Interest Period to be initially applicable to such Loan and the Permitted Currency in which such Loan is to be denominated. The Company shall give the Agent notice of its request for each Swingline Loan in such form requested by the Agent not later than 10:00 a.m. Detroit time on the same Business Day such Swingline Loan is requested to be made. The Agent, on the same day any such notice is given, shall provide notice of each such requested Syndicated Loan (excluding Swingline Loans) to each Bank. Subject to the terms and conditions of this Agreement, the proceeds of each such requested Syndicated Loan and Swingline Loan shall be made available to the Borrower requesting such Loan by depositing the proceeds thereof, in immediately available funds, in the case of any Syndicated Loan denominated in Dollars in an account maintained and designated by such Borrower at the principal office of the Agent, and, in all other cases, in an account maintained and designated by such Borrower at a bank acceptable to the Agent in the principal financial center of the country issuing the Optional Currency in which such Loan is denominated or in such other place specified by the Agent. Subject to the terms and conditions of this Agreement, the Agent shall, on the date any Letter of Credit Advance is requested to be made, issue the related Letter of Credit on behalf of the Banks for the account of the Borrower requesting such Letter of Credit. Notwithstanding anything herein to the contrary, the Agent may decline to issue any requested Letter of Credit on the basis that the beneficiary, the purpose of issuance or the terms or the conditions of drawing are unacceptable to it based upon any legal or ethical concerns in its reasonable discretion.

               (b) Each Bank, on the date any Syndicated Loan is requested to be made, shall make its pro rata share of such Syndicated Loan available in immediately available funds for disbursement to the Borrower requesting such Loan pursuant to the terms and conditions of this Agreement, in the case of any Syndicated Loan denominated in Dollars, at the principal office of the Agent and, in all other cases, to the account of the Agent at its designated branch or correspondent bank in the country issuing such Permitted Currency in which such Loan is denominated or at such other place specified by the Agent. Unless the Agent shall have received notice from any Bank prior to the date such Syndicated Loan is requested to be made under this Section 2.6 that such Bank will not make available to the Agent such Bank's pro rata portion of such Loan, the Agent may assume that such Bank has made such portion available to the Agent on the date such Loan is requested to be made in accordance with this Section 2.6. If and to the extent such Bank shall not have so made such pro rata portion available to the Agent, the Agent may (but shall not be obligated to) make such amount available to such Borrower, and such Bank agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount is made available to such Borrower by the Agent until the date such amount is repaid to the Agent, at a rate per annum equal to the Federal Funds Rate then in effect. If such Bank shall pay such amount to the Agent together with interest, such amount so paid shall constitute a Syndicated Loan by such Bank as part of the related Borrowing for purposes of this Agreement. The failure of any Bank to make its pro rata portion of any such Borrowing available to the Agent shall not relieve any other Bank of its obligation to make available its pro rata portion of such Loan on the date such Loan is requested to be made, but no Bank shall be responsible for failure of any other Bank to make such pro rata portion available to the Agent on the date of any such Loan.

               (c) All Revolving Credit Loans shall be evidenced by the Revolving Credit Notes and all Swingline Loans shall be evidenced by the Swingline Note, and all such Loans shall be due and payable and bear interest as provided in Article III. Each Bank is hereby authorized by the Borrowers to record on the schedule attached to the Notes, or in its books and records, the date, amount and type of each Loan and the duration of the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, and the other information provided for on such schedule, which schedule or books and records, as the case may be, shall constitute prima facie evidence of the information so recorded, provided, however, that failure of any Bank to record, or any error in recording, any such information shall not relieve the Borrowers of their obligation to repay the outstanding principal amount of the Loans, all accrued interest thereon and other amounts payable with respect thereto in accordance with the terms of the Notes and this Agreement. Subject to the terms and conditions of this Agreement, each Borrower may borrow Revolving Credit Loans and Swingline Loans under this
Section 2.6 and under Section 3.3, prepay Revolving Credit Loans and Swingline Loans pursuant to Section 3.1 and reborrow Revolving Credit Loans and Swingline Loans under this Section 2.6 and under Section 3.3.

               (d) All Bid-Option Loans shall be disbursed directly by the Bank making such Bid-Option Loan to the Borrower by 1:30 p.m. Detroit time on the date such Bid-Option Loan is requested to be made via wire transfer in immediately available funds to NBD Bank, 611 Woodward Avenue, Detroit, Michigan 48226, ABA Number 072000326, Reference: Handleman Company, confirm to Agency Administration, Facsimile No. (313) 225-2747 or as otherwise directed by the Borrowers.

               (e) Nothing in this Agreement shall be construed to require or authorize any Bank to issue any Letter of Credit, it being recognized that the Agent has the sole obligation under this Agreement to issue Letters of Credit on behalf of the Banks, and the Commitment of each Bank with respect to Letter of Credit Advances is expressly conditioned upon the Agent's performance of such obligations. Upon such issuance by the Agent, each Bank shall automatically acquire a pro rata risk participation interest in such Letter of Credit Advance based on the amount of its respective Commitment. If the Agent shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Agent shall provide notice thereof to each Bank on the date such draft or demand is honored unless a Borrower shall have satisfied its reimbursement obligation under Section 3.3 by payment to the Agent on such date. Each Bank, on such date, shall make its pro rata share of the amount paid by the Agent available in immediately available funds at the principal office of the Agent for the account of the Agent. If and to the extent such Bank shall not have made such pro rata portion available to the Agent, such Bank and the Borrowers severally agree to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by the Agent until such amount is so made available to the Agent at a per annum rate equal to the Federal Funds Rate. If such Bank shall pay such amount to the Agent together with such interest, such amount so paid shall constitute a Revolving Credit Loan by such Bank as part of the Revolving Credit Borrowing disbursed in respect of the reimbursement obligation of the Company under Section 3.3 for purposes of this Agreement. The failure of any Bank to make its pro rata portion of any such amount paid by the Agent available to the Agent shall not relieve any other Bank of its obligation to make available its pro rata portion of such amount, but no Bank shall be responsible for failure of any other Bank to make such pro rata portion available to the Agent.

          2.7 Conditions for First Disbursement. The obligation of each Bank to make its first Advance hereunder is subject to receipt by each Bank and the Agent of the following documents and completion of the following matters, in form and substance reasonably satisfactory to each Bank and the Agent; provided, however, that, subject to the other terms and conditions of this Agreement, the Banks shall be obligated to make Advances to the Company upon receipt of the following documents and completion of the following matters with respect to the Company and the Banks shall be obligated to make Advances to each other Borrower upon delivery of such documents and completion of all such matters with respect to such Borrower:

               (a) Charter Documents. Certificates of recent date of the appropriate authority or official of each Borrower's respective state of incorporation listing all charter documents of each Borrower, on file in that office and certifying as to the good standing and corporate existence of each Borrower, together with copies of such charter documents of each Borrower, certified as of a recent date by such authority or official and certified as true and correct as of the Effective Date by a duly authorized officer of each Borrower, respectively;

               (b) By-Laws and Corporate Authorizations. Copies of the by-laws of each Borrower together with all authorizing resolutions and evidence of other corporate action taken by each Borrower to authorize the execution, delivery and performance by each Borrower of this Agreement and the Notes and the consummation by each Borrower of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of each Borrower, respectively;

               (c) Incumbency Certificate. Certificates of incumbency of each Borrower containing, and attesting to the genuineness of, the signatures of those officers authorized to act on behalf of such Borrower in connection with this Agreement and the Notes and the consummation by such Borrower of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of each Borrower;

               (d) Notes.  The Notes duly executed on behalf of the Borrowers;

               (e) Legal Opinion. The favorable written opinion of Honigman Miller Schwartz and Cohn, counsel for the Borrowers in the form of Exhibit I attached hereto;

               (f) Consents, Approvals, Etc. Copies of all governmental and nongovernmental consents, approvals, authorizations, declarations, registrations or filings, if any, required on the part of any Borrower or Guarantor in connection with the execution, delivery and performance of the Loan Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of the Loan Documents, certified as true and correct and in full force and effect as of the Effective Date by a duly authorized officer of each Borrower or Guarantor, or, if none are required, a certificate of such officer to that effect;

               (g) Existing Credit Agreement. The Company shall pay in full all indebtedness, obligations and other liabilities owing pursuant to the Credit Agreement dated July 12, 1994, as amended, among the Company, certain Subsidiaries of the Company, the banks party thereto, and NBD Bank, as agent (the "Existing Credit Agreement"), and shall terminate any commitments to make advances thereunder; and

               (h) Closing Fee. The Company shall pay a closing fee of 0.075% of the Commitments, payable to the Agent for the pro rata benefit of the Banks.

          2.8 Further Conditions for Disbursement. The obligation of each Bank to make any Advance (including its first Advance), or any continuation or conversion under Section 2.9, is further subject to the satisfaction of the following conditions precedent:

               (a) The representations and warranties contained in Article IV hereof and in any other Loan Document shall be true and correct in all material respects on and as of the date such Advance is made, continued or converted (both before and after such Advance is made, continued or converted) as if such representations and warranties were made on and as of such date; and

               (b) No Event of Default and no Default shall exist or shall have occurred and be continuing on the date such Advance is made, continued or converted (whether before or after such Advance is made, continued or converted);

               (c) In the case of any Letter of Credit Advance, the Borrower requesting such Letter of Credit Advance shall have delivered to the Agent an application for the related Letter of Credit and other related documentation requested by and acceptable to the Agent appropriately completed and duly executed on behalf of such Borrower.

Each Borrower shall be deemed to have made a representation and warranty to the Banks at the time of the making of, and the continuation or conversion of, each Advance to the effects set forth in clauses (a) and (b) of this Section 2.8. For purposes of this Section 2.8, the representations and warranties contained in Section 4.6 hereof shall be deemed made with respect to the most recent financial statements delivered pursuant to Section 5.1(d)(iii).

          2.9  Subsequent Elections as to Borrowings.  Any Borrower may elect
(a) to continue a Fixed Rate Syndicated Borrowing of one type, or a portion thereof, as a Fixed Rate Syndicated Borrowing of the then existing type, or (b) may elect to convert a Fixed Rate Syndicated Borrowing, or a portion thereof, to a Borrowing of another type or (c) elect to convert a Floating Rate Borrowing, or a portion thereof, to a Fixed Rate Syndicated Borrowing, in each case by giving notice thereof to the Agent (with sufficient executed copies for each Bank) in substantially the form of Exhibit J hereto not later than 10:00 a.m. Detroit time (i) three Eurocurrency Business Days prior to the date any such continuation of or conversion to a Eurocurrency Rate Syndicated Borrowing is to be effective, and (ii) the date such continuation or conversion is to be effective in all other cases, provided that an outstanding Fixed Rate Syndicated Borrowing may only be converted on the last day of the then current Interest Period with respect to such Borrowing, and provided, further, if a continuation of a Borrowing as, or a conversion of a Borrowing to, a Fixed Rate Syndicated Borrowing is requested, such notice shall also specify the Interest Period to be applicable thereto upon such continuation or conversion and provided, further, that Loans may not be converted from one Permitted Currency to a different Permitted Currency. The Agent, on the day any such notice is given, shall provide notice of such election to the Banks. If any Borrower shall not timely deliver such a notice with respect to any outstanding Fixed Rate Syndicated Borrowing, the Borrower shall be deemed to have elected to convert such Fixed Rate Syndicated Borrowing to a Floating Rate Borrowing on the last day of the then current Interest Period with respect to such Borrowing.

          2.10 Limitation of Requests and Elections. Notwithstanding any other provision of this Agreement to the contrary, if, upon receiving a request for a Fixed Rate Syndicated Borrowing pursuant to Section 2.6, or a request for a continuation of a Fixed Rate Syndicated Borrowing as a Fixed Rate Syndicated Borrowing of the then existing type, or a request for conversion of a Fixed Rate Syndicated Borrowing of one type to a Fixed Rate Syndicated Borrowing of another type, or a request for a conversion of a Floating Rate Borrowing to a Fixed Rate Syndicated Borrowing pursuant to Section 2.9, (a) in the case of any Eurocurrency Rate Syndicated Borrowing, deposits in the relevant Permitted Currency for periods comparable to the Interest Period elected by the Borrower are not available to any Bank in the relevant interbank or secondary market and such Bank has provided to the Agent and the Borrowers a certificate prepared in good faith to that effect, or (b) any Bank reasonably determines that the Eurocurrency Base Rate will not adequately and fairly reflect the cost to such Bank of making, funding or maintaining the related Eurocurrency Rate Syndicated Loan and such Bank has provided to the Agent and the Borrowers a certificate prepared in good faith to that effect, or (c) by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank with any directive of such authority (whether or not having the force of law), including without limitation exchange controls, it is impracticable, unlawful or impossible for any Bank (i) to make or fund the relevant Fixed Rate Syndicated Borrowing or (ii) to continue such Fixed Rate Syndicated Borrowing as a Fixed Rate Syndicated Borrowing of the then existing type or (iii) to convert a Loan to such a Fixed Rate Syndicated Loan, and such Bank has provided to the Agent and the Borrowers a certificate prepared in good faith to that effect, then the Borrowers shall not be entitled, so long as such circumstances continue, to request a Fixed Rate Syndicated Borrowing of the affected type pursuant to
Section 2.6 or a continuation of or conversion to a Fixed Rate Syndicated Borrowing of the affected type pursuant to Section 2.9. In the event that such circumstances no longer exist, the Banks shall again honor requests, subject to this Agreement, for Fixed Rate Syndicated Borrowings of the affected type pursuant to Section 2.6, and requests for continuations of and conversions to Fixed Rate Syndicated Borrowings of the affected type pursuant to Section 2.9.

          2.11  Minimum Amounts; Limitation on Number of Borrowings.  Except for
(a) Borrowings and conversions thereof which exhaust the entire remaining amount of the Commitments, and (b) conversions or payments required pursuant to Section 3.1(b) or Section 3.8, each Syndicated Loan and each continuation or conversion pursuant to Section 2.9 and each prepayment thereof shall be in a minimum amount of $1,000,000 and in an integral multiple thereof in the case of Floating Rate Loans, shall be in the minimum amount of $1,000,000 in the case of Letter of Credit Advances and shall be in the minimum amount of $5,000,000 and in integral multiples of $1,000,000 in the case of Eurocurrency Rate Syndicated Loans or such lesser amount agreed to by the Agent. Notwithstanding anything herein to the contrary, the Borrowers shall not be permitted to request (a) that any Syndicated Loan be denominated in any currency other than a Permitted Currency or (b) that any Syndicated Loan other than a Eurocurrency Rate Loan be denominated in a currency other than Dollars.


                                  ARTICLE III.
                            PAYMENTS AND PREPAYMENTS
                            ------------------------

          3.1 Principal Payments. (a) Unless earlier payment is required under this Agreement, the Borrowers shall pay to the Banks on the Termination Date the entire outstanding principal amount of the Revolving Credit Loans.

               (b) Unless earlier payment is required under this Agreement, the Borrowers shall, on the maturity date of any Bid-Option Loan, pay to the Bank of such Bid-Option Loan the outstanding principal amount of such Loan.

               (c) In addition to all other payments required hereunder, as of the last Business Day of each month and as of the date each Advance is made hereunder, if the Equivalent in Dollars of the outstanding principal amount of all Advances exceeds the aggregate amount of the Commitments, the Borrowers shall prepay the Advances, in such order as determined by the Borrowers, in an amount such that the Equivalent in Dollars of the outstanding principal amount of all Advances does not exceed the aggregate amount of the Commitments as of such date, together with all amounts owing to the Banks under Section 3.9 in connection therewith, if any.

               (d) In addition to all other payments required hereunder, as of the last Business Day of each month and as of the date each Advance is made hereunder, if the Equivalent in

Dollars of the outstanding principal amount of all Advances in Optional Currencies exceeds $50,000,000, the Borrowers shall prepay the Advances, in such order as determined by the Borrowers, in an amount such that the Equivalent in Dollars of the outstanding principal amount of all Advances in Optional Currencies does not exceed $50,000,000 as of such date, together with all amounts owing to the Banks under Section 3.9 in connection therewith, if any.

               (e) The Borrowers may at any time and from time to time prepay all or a portion of the Loans without premium or penalty in the case of Revolving Credit Loans, provided that (i) a Borrower may not prepay any portion of any Loan as to which an election for continuation of or conversion to a Fixed Rate Syndicated Loan is pending pursuant to Section 2.9, and (ii) unless earlier payment is required under this Agreement or unless Borrower pays all amounts required pursuant to Section 3.9, any Fixed Rate Syndicated Loan or Bid-Option Loan may only be prepaid on the last day of the then current Interest Period with respect to such Loan and (iii) such prepayment shall only be permitted if a Borrower shall have given not less than one Business Days' notice thereof with respect to prepayment of Floating Rate Loans and three Eurocurrency Business Days' notice thereof with respect to prepayment of Eurocurrency Rate Loan, such notice specifying the Loan or portion thereof to be so prepaid and shall have paid to the Banks, together with such prepayment of principal, all accrued interest to the date of payment on such Loan or portion thereof so prepaid and all amounts owing to the Banks under Section 3.9 in connection with such prepayment. Upon the giving of such notice, the aggregate principal amount of such Loan or portion thereof so specified in such notice, together with such accrued interest and other amounts, shall become due and payable on the specified date.

               (f) If, pursuant to Section 2.9, a Loan, or portion thereof, is continued, such Loan or portion thereof shall be repaid on the last day of the related Interest Period in the Permitted Currency in which such Loan is then denominated and the Agent shall readvance to the Company the same amount of such Permitted Currency as has been so repaid. For purposes of effecting the repayment required by this Section 3.1(f), the Agent shall apply the proceeds of such readvance toward the repayment of such Loan or portion thereof on the last day of the related Interest Period. On the last day of such Interest Period, the Original Dollar Amount of such Loan or portion thereof shall be adjusted to the amount in Dollars resulting from the conversion of the amount of such Permitted Currency so readvanced to Dollars determined as of the second Business Day preceding such day. On the date of each such continuation, if the Dollar Equivalent on such date of all Advances, including the Advances being continued, exceeds the aggregate amount of the Commitments of the Banks, the Borrowers shall prepay the Advances, in such order as determined by the Borrowers, in an amount such that the Equivalent in Dollars of the outstanding principal amount of all Advances does not exceed the aggregate amount of the Commitments as of such date, together with all amounts owing to the Banks under Section 3.9 in connection therewith, if any.

               (g) In addition to all other prepayments required hereunder, at any time an Interest Coverage Ratio Condition exists and the Senior Debt exceeds the Borrowing Base, the Company shall immediately prepay the Advances by an amount such that the aggregate principal amount of the Senior Debt is equal to or less than the Borrowing Base. Prepayments required under this subsection shall be applied in a manner to minimize any amounts, if any, that may be due under Section 3.9 hereof.

          3.2 Interest Payments. The Borrowers shall pay interest to the Banks on the unpaid principal amount of each Loan (other than Bid-Option Loans, for which the interest shall be payable directly to the Bank providing such Bid-Option Loan as described in clauses (b) and (c) below), for the period commencing on the date such Loan is made until such Loan is paid in full, on each Interest Payment Date and at maturity (whether at stated maturity, by acceleration or otherwise), and thereafter on demand, at the following rates per annum:

               (a) With respect to Revolving Credit Loans:

                    (i) During such periods that such Loan is a Floating Rate Loan, the Floating Rate.

                    (ii) During such periods that such Loan is a Eurocurrency Rate Syndicated Loan, the Syndicated Eurocurrency Rate applicable to such Loan for each related Eurocurrency Interest Period.

               (b) With respect to Absolute Rate Bid-Option Loans, the Bid-Option Absolute Rate quoted for such Loan by the Bank making such Loan.

               (c) With respect to each Eurocurrency Rate Bid-Option Loan, the Bid-Option Eurocurrency Rate.

               (d) With respect to Swingline Loans, the rate agreed to by the Agent and the Company, provided that Swingline Loans shall bear interest at the rate applicable to Floating Rate Loans at any time the Swingline Loans are refunded by Floating Rate Loans or the Banks are required to purchase participations therein under Section 2.1(b)(iii).

Notwithstanding the foregoing paragraphs (a) through (d), the Borrowers shall pay interest on demand at the Overdue Rate on the outstanding principal amount of any Loan and any other amount payable by the Borrowers hereunder (other than interest) on and after an Event of Default.

          3.3 Letter of Credit Reimbursement Payments. (a)(i) The Borrowers agree to pay to the Banks, on the day on which the Agent shall honor a draft or other demand for payment presented or made under any Letter of Credit, an amount equal to the amount paid by the Agent in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Agent relative thereto. Unless a Borrower shall have made such payment to the Banks on such day, upon each such payment by the Agent, the Agent shall be deemed to have disbursed to the Borrower for whose benefit the Letter of Credit was issued, and such Borrower shall be deemed to have elected to satisfy its reimbursement obligation by, a Revolving Credit Loan bearing interest at the Floating Rate for the account of the Banks in an amount equal to the amount so paid by the Agent in respect of such draft or other demand under such Letter of Credit. Such Revolving Credit Loan shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Loan set forth in
Article II hereof and, to the extent of the Revolving Credit Loan so disbursed, the reimbursement obligation of the Borrowers under this Section 3.3 shall be deemed satisfied; provided, however, that nothing in this Section 3.3 shall be deemed to constitute a waiver of any Default or Event of Default caused by the failure to the conditions for disbursement or otherwise.

                    (ii) If, for any reason (including without limitation as a result of the occurrence of an Event of Default with respect to any Borrower pursuant to Section 6.1(i)), Floating Rate Loans may not be made by the Banks as described in Section 3.3(a)(i), then (A) the Borrowers agree that each reimbursement amount not paid pursuant to the first sentence of Section 3.3(a)(i) shall bear interest, payable on demand by the Agent, at the interest rate then applicable to Floating Rate Loans, and (B) effective on the date each such Floating Rate Loan would otherwise have been made, each Bank severally agrees that it shall unconditionally and irrevocably, without regard to the occurrence of any Default or Event of Default, in lieu of deemed disbursement of loans, to the extent of such Bank's Commitment, purchase a participating interest in each reimbursement amount. Each Bank will immediately transfer to the

Agent, in same day funds, the amount of its participation. Each Bank shall share on a pro rata basis (calculated by reference to its Commitment) in any interest which accrues thereon and in all repayments thereof. If and to the extent that any Bank shall not have so made the amount of such participating interest available to the Agent, such Bank and the Borrowers severally agree to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Agent until the date such amount is paid to the Agent, at (x) in the case of the Borrowers, the interest rate then applicable to Floating Rate Loans and (y) in the case of such Bank, the Federal Funds Rate.

               (b) The reimbursement obligation of the Borrowers under this
Section 3.3 shall be absolute, unconditional and irrevocable and shall remain in full force and effect until all obligations of the Borrowers to the Banks hereunder shall have been satisfied, and such obligations of the Borrowers shall not be affected, modified or impaired upon the happening of any event, including without limitation, any of the following, whether or not with notice to, or the consent of, the Borrowers:

                    (i) Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to such Letter of Credit (the "Letter of Credit Documents");

                    (ii) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any of the Letter of Credit Documents;

                    (iii) The existence of any claim, setoff, defense or other right which any Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent or any Bank or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

                    (iv) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                    (v) Payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

                    (vi) Any failure, omission, delay or lack on the part of the Agent or any Bank or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Agent, any Bank or any such party under this Agreement or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, any Bank or any such party;

                    (vii) Any other event or circumstance that would, in the absence of this clause, result in the release or discharge by operation of law or otherwise of any Borrower from the performance or observance of any obligation, covenant or agreement contained in this Section 3.3.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which any Borrower has or may have against the beneficiary of any Letter of Credit shall be available hereunder to any Borrower against the Agent or any Bank.

          Nothing in this Section 3.3 shall limit the liability, if any, of the Banks to the Borrower pursuant to Section 9.5.

          3.4 Payment Method. (a) All payments to be made by the Borrowers hereunder will be made to the Agent for the account of the Banks (i) in the case of principal and interest on any Loan, in the Permitted Currency in which such Loan is denominated and (ii) in all other cases, in the otherwise specified or relevant currency, and in all cases in immediately available, freely transferable, cleared funds not later than 1:00 p.m. at the place for payment on the date on which such payment shall be come due (x) in the case of principal and interest on any Loan denominated in a Permitted Currency other than Dollars, by credit to the account of the Agent at its designated branch or correspondent bank in the country issuing the relevant Permitted Currency or in such other place specified by the Agent with respect to such Loan pursuant to Section 2.6(b), and (y) in all other cases to the Agent at the address of its principal office specified in Section 9.2. Payments received after 1:00 p.m. at the place for payment shall be deemed to be payments made prior to 1:00 p.m. at the place for payment on the next succeeding Business Day. Each Borrower hereby authorizes the Agent to charge its account with the Agent in order to cause timely payment of amounts due hereunder to be made (subject to sufficient funds being available in such account for that purpose).

               (b) At the time of making each such payment, a Borrower shall, subject to the other terms and conditions of this Agreement, specify to the Agent that Borrowing or other obligation of the Borrowers hereunder to which such payment is to be applied. In the event that a Borrower fails to so specify the relevant obligation or if an Event of Default shall have occurred and be continuing, the Agent may apply such payments as it may determine in its sole discretion to obligations of the Borrowers to the Banks arising under this Agreement.

               (c) On the day such payments are deemed received, the Agent shall remit to the Banks their pro rata shares of such payments in immediately available funds, (i) in the case of payments of principal and interest on any Borrowing denominated in a Permitted Currency other than Dollars, at an account maintained and designated by each Bank at a bank in the principal financial center of the country issuing the Permitted Currency in which such Borrowing is denominated or in such other place specified by the Agent and (ii) in all other cases, to the Banks at their respective address in the United States specified for notices pursuant to Section 9.2. Such pro rata shares shall be determined with respect to each such Bank, (ii) in the case of payments of principal and interest on any Borrowing, by the ratio which the outstanding principal balance of its Loan included in such Borrowing bears to the outstanding principal balance of the Loans of all of the Banks included in such Borrowing and (ii) in the case of fees paid pursuant to Section 2.5 and other amounts payable hereunder (other than the Agent's fees payable pursuant to Section 2.5(d) and amounts payable to any Bank under Section 2.6 or 3.7) by the ratio which the Commitment of such Bank bears to the Commitments of all the Banks.

               (d) This Agreement arises in the context of an international transaction, and the specification of payment in a specific currency at a specific place pursuant to this Agreement is of the essence. Such specified currency shall be the currency of account and payment under this Agreement. The obligations of the Borrowers hereunder shall not be discharged by an amount paid in any other currency or at another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid, on prompt conversion into the applicable currency and transfer to the Banks under normal banking procedure, does not yield the amount of such currency due under this Agreement. In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of such currency due under this Agreement, the Banks shall have an independent cause of action against the Borrowers for the currency deficit.

               (e) If for purposes of obtaining judgment in any court it becomes necessary to convert any currency due hereunder into any other currency, the Borrowers will pay such additional amount, if any, as may be necessary to ensure that the amount paid in respect of such judgment is the amount in such other currency which, when converted at the Agent's spot rate of exchange prevailing on the date of payment, would yield the same amount of the currency due hereunder. Any amount due from the Borrowers under this Section 3.4(e) will be due as a separate debt and shall not be affected by judgment being obtained for any other sum due under or in respect of this Agreement.

          3.5 No Setoff or Deduction. All payments of principal of and interest on the Loans and other amounts payable by any Borrower hereunder shall be made by such Borrower without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority, unless required by applicable laws. If any such taxes, levies, imposts, duties, fees, assessments, or other charges are required to be withheld from any amounts payable hereunder with respect to any Advance in any Optional Currency, the amounts so payable shall be increased to the extent necessary to yield to the payee thereof the interest or any such other amounts payable hereunder at the rates and in the amounts specified in this Agreement.

          3.6 Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, any Loan or any other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension. Computations of interest and other amounts due under this Agreement shall be made on the basis of a year of 360 days for the actual number of days elapsed, including the first day but excluding the last day of the relevant period.

          3.7 Additional Costs. (a) In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank or the Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank or the Agent with any directive of any such authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to any Bank or the Agent of any amounts payable by any Borrower under this Agreement (other than taxes imposed on the overall net income of the Bank or the Agent, by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which any Bank or the Agent, as the case may be, has its principal office), or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank or the Agent, as the case may be, or (iii) shall impose any other condition with respect to this Agreement, the Commitments, the Notes or the Advances, and the result of any of the foregoing is to increase the cost to any Bank or the Agent, as the case may be, of making, funding or maintaining any Fixed Rate Loan or to reduce the amount of any sum receivable by any Bank or the Agent, thereon, then the Borrowers shall pay to such Bank or the Agent, as the case may be, from time to time, upon request by such Bank (with a copy of such request to be provided to the Agent) or the Agent, additional amounts sufficient to compensate such Bank or the Agent, as the case may be, for such increased cost or reduced sum receivable to the extent, in the case of any Fixed Rate Loan, such Bank or the Agent, as the case may be, is not compensated therefor in the computation of the interest rate applicable to such Fixed Rate Loan. Each Bank or the Agent, as the case may be, seeking compensation hereunder shall deliver to the Borrowers a statement setting forth
(i) such increased cost or reduced sum receivable as such Bank or the Agent, as the case may be, has calculated in good faith, (ii) a description of the event giving rise thereto, (iii) a calculation in reasonable detail of the amounts requested and (iv) a statement that such Bank or the Agent, as the case may be, has not allocated to its Commitment, Borrowings or outstanding Loans a proportionately greater amount than is attributable to each of its other credit extensions that are affected similarly by compliance by such Bank or the Agent, as the case may be, whether or not such Bank or the Agent, as the case may be, allocates any portion of such amount to such other commitments or credit extensions. Before delivery of such statement each Bank or the Agent, as the case may be, shall use reasonable efforts in accordance with its normal practices and procedures to reduce amounts payable under this Section 3.7(a). Such statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by such Bank or the Agent, as the case may be, and submitted by such Bank or the Agent, as the case may be, to the Borrowers, shall be conclusive and binding for all purposes absent manifest error in computation.

               (b) In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank or the Agent, but applicable to banks or financial institutions generally, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank or the Agent with any directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects the amount of capital required or expected to be maintained by such Bank or the Agent (or any corporation controlling such Bank or the Agent) and such Bank or the Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Bank's or the Agent's obligations hereunder and such increase has the effect of reducing the rate of return on such Bank's or the Agent's (or such controlling corporation's) capital as a consequence of such obligations hereunder to a level below that which such Bank or the Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank or the Agent to be material, then the Borrowers shall pay to such Bank or the Agent, as the case may be, from time to time, upon request by such Bank (with a copy of such request to be provided to the Agent) or the Agent, additional amounts sufficient to compensate such Bank or the Agent (or such controlling corporation) for any reduced rate of return which such Bank or the Agent reasonably determines to be allocable to the existence of such Bank's or the Agent's obligations hereunder. Each Bank or the Agent, as the case may be, seeking compensation hereunder shall deliver to the Borrowers a statement setting forth (i) such increased cost or reduced sum receivable as such Bank or the Agent, as the case may be, has calculated in good faith, (ii) a description of the event giving rise thereto, (iii) a calculation in reasonable detail of the amounts requested and (iv) a statement that such Bank or the Agent, as the case may be, has not allocated to its Commitment, Borrowings or outstanding Loans a proportionately greater amount than is attributable to each of its other credit extensions that are affected similarly by compliance by such Bank or the Agent, as the case may be, whether or not such Bank or the Agent, as the case may be, allocates any portion of such amount to such other commitments or credit extensions. Before delivery of such statement each Bank or the Agent, as the case may be, shall use reasonable efforts in accordance with its normal practices and procedures to reduce amounts payable under this Section 3.7(b). Such statement as to the amount of such compensation, prepared in good faith and in reasonable detail by such Bank or the Agent, as the case may be, and submitted by such Bank or the Agent to the Borrowers, shall be conclusive and binding for all purposes absent manifest error in computation.

          3.8 Illegality and Impossibility. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank with any directive of such authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for any Bank to maintain any Fixed Rate Loan under this Agreement or shall make it impracticable, unlawful or impossible for, or shall in any way limit or impair the ability of, any Borrower to make or any Bank to receive any payment under this Agreement at the place specified for payment hereunder, or to freely convert any amount paid into Dollars at market rates of exchange or to transfer any amount paid or so converted to the address of its principal office specified in Section 9.2, the Borrowers shall upon receipt of notice thereof from such Bank, repay in full the then outstanding principal amount of each Fixed Rate Loan so affected, together with all accrued interest thereon to the date of payment and all amounts owing to such Bank under Section 3.9, (a) on the last day of the then current Interest Period applicable to such Loan if such Bank may lawfully continue to maintain such Loan to such day, or (b) immediately if such Bank may not continue to maintain such Loan to such day.

          3.9 Indemnification. If any Borrower makes any payment of principal with respect to any Fixed Rate Loan on any other date than the last day of an Interest Period applicable thereto (whether pursuant to Section 3.8 or Section
6.2 or otherwise), or if any Borrower fails to borrow any Fixed Rate Loan after notice has been given to the Banks in accordance with Section 2.6, the Borrowers shall reimburse each Bank on demand for any resulting net loss or expense incurred by each such Bank after giving credit for any earnings or other quantifiable financial benefit to such Bank from such Bank's investment or other amounts prepaid or not reborrowed, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties, whether or not such Bank shall have funded or committed to fund such Loan. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by such Bank and submitted by such Bank to the Borrowers, shall be conclusive and binding for all purposes absent manifest error in computation, provided that before delivery of such statement, each Bank shall use reasonable efforts in accordance with its normal practices and procedures to reduce amounts payable under this Section. Calculation of all amounts payable to such Bank under this Section 3.9 shall be made as though such Bank shall have actually funded or committed to fund the relevant Fixed Rate Loan through the purchase of an underlying deposit in an amount equal to the amount of such Loan and having a maturity comparable to the related Interest Period; provided, however, that such Bank may fund any Fixed Rate Loan in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section 3.9.


                                  ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

          Each Borrower represents and warrants to the Agent and the Banks that:

          4.1 Corporate Existence and Power. Each Borrower is a Person duly organized, validly existing and in good standing under the laws of the state or other political subdivision of its jurisdiction of incorporation or organization, as the case may be, and is duly qualified to do business, and is in good standing, in all additional jurisdictions where such qualification is necessary under applicable law, except where the failure to be so qualified would not have a material adverse effect on the business and financial condition of the Company and its Subsidiaries taken as a whole. Each Borrower has all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver this Agreement and the Notes and to engage in the transactions contemplated by this Agreement.

          4.2 Corporate Authority. The execution, delivery and performance by each Borrower of this Agreement and the Notes have been duly authorized by all necessary corporate action and are not in contravention of any material law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of such Borrower's charter or by-laws, or of any material contract or undertaking to which the Borrower is a party or by which the Borrower or its property is bound or affected and do not result in the imposition of any Lien except for Permitted Liens.

          4.3 Binding Effect. This Agreement is, and the Notes when delivered hereunder will be, legal, valid and binding obligations of each Borrower enforceable against each Borrower in accordance with their respective terms; except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceedings may be brought.

          4.4 Subsidiaries. Schedule 4.4 hereto correctly sets forth the corporate name, jurisdiction of incorporation and ownership of each Significant Subsidiary of each Borrower. Each Significant Subsidiary and each corporation becoming a Subsidiary of any Borrower after the date hereof is and will be a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is and will be duly qualified to do business in each additional jurisdiction where such qualification is or may be necessary under applicable law, except where the failure to be so qualified would not have a material adverse effect on the business or financial condition of the Company and its Subsidiaries taken as a whole. Each Subsidiary of any Borrower has and will have all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted. All outstanding shares of capital stock of each class of each Subsidiary of any Borrower have been and will be validly issued and are and will be fully paid and nonassessable and, except as otherwise indicated in Schedule 4.4 hereto or disclosed in writing to the Agent from time to time, are and will be owned, beneficially and of record, by a Borrower or another Subsidiary of a Borrower free and clear of any Liens. As of the Effective Date, North Coast Entertainment, Inc. is the only Significant Subsidiary of the Company.

          4.5 Litigation. Except as set forth in Schedule 4.5 hereto, there is no action, suit or proceeding pending or, to the best of each Borrower's knowledge, threatened against or affecting any Borrower or any of their respective Subsidiaries before or by any court, governmental authority or arbitrator, which if adversely decided would result, either individually or collectively, in any material adverse change in the business, properties, operations or financial condition of the Company and its Subsidiaries taken as a whole or in any material adverse effect on the legality, validity or enforceability of any Loan Document and, to the best of the Company's knowledge, there is no basis for any such action, suit or proceeding.

          4.6 Financial Condition. The consolidated balance sheet of the Company and its Subsidiaries and the consolidated statements of income and cash flow of the Company and its Subsidiaries for the fiscal year ended May 3, 1997 and reported on by Coopers & Lybrand, L.L.P. independent certified public accountants, copies of which have been furnished to the Banks, fairly present, and the financial statements of the Company and its Subsidiaries delivered pursuant to Section 5.1(d) will fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof, and the consolidated results of operations of the Company and its Subsidiaries for the respective periods indicated, all in accordance with generally accepted accounting principles consistently applied (subject, in the case of said interim statements, to year-end audit adjustments). There has been no material adverse change in the business, properties, operations or financial condition of the Company and its Subsidiaries taken as a whole since May 3, 1997. There is no material Contingent Liability of the Company that is not reflected in such financial statements or in the notes thereto.

          4.7 Use of Loans. Each Borrower will use the proceeds of the Loans for its general corporate purposes, including repayment of certain senior notes. No Borrower nor any of their respective Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose. After applying the proceeds of each Loan, such margin stock will not constitute more than 25% of the value of the assets (either of any Borrower alone or of the Borrowers and their respective Subsidiaries on a consolidated basis) that are subject to any provisions of this Agreement that may cause the Loans to be deemed secured, directly or indirectly, by margin stock.

          4.8 Consents, Etc. Except for such consents, approvals, authorizations, declarations, registrations or filings delivered by the Borrowers pursuant to Section 2.7(f), if any, each of which is in full force and effect, no consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person, including without limitation any creditor, lessor or stockholder of any Borrower or Guarantor, is required on the part of any Borrower or Guarantor in connection with the execution, delivery and performance of the Loan Documents, or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of the Loan Documents. The Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties if failure to comply therewith could reasonably be expected to have a material adverse effect on the business, properties, operations or financial condition of the Company and its Subsidiaries taken as a whole since May 3, 1997.

          4.9 Taxes. The Company and its Subsidiaries have filed all material tax returns (federal, state and local) required to be filed and have paid all taxes shown thereon to be due, including interest and penalties, or have established adequate financial reserves on their respective books and records for payment thereof except where the failure to file such returns, pay such taxes or establish such reserves would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

          4.10 Title to Properties. Except as otherwise disclosed in the latest balance sheet delivered pursuant to this Agreement, the Company or one or more of its Subsidiaries have good and marketable fee simple title to all of the real property, and a valid and indefeasible ownership interest in all of the other properties and assets reflected in said balance sheet or subsequently acquired by the Company or any such Subsidiary material to the business or financial condition of the Company and its Subsidiaries taken as a whole, except for title defects that do not have a material adverse effect. All of such properties and assets are free and clear of any Lien, except for Permitted Liens.

          4.11 ERISA. The Borrowers, their respective Subsidiaries, their ERISA Affiliates and their respective Plans are in substantial compliance in all material respects with those provisions of ERISA and of the Code which are applicable with respect to any Plan. No Prohibited Transaction and no Reportable Event has occurred with respect to any such Plan which would cause an Event of Default. No Borrower, any of their respective Subsidiaries nor any of their ERISA Affiliates is an employer with respect to any Multiemployer Plan. The Borrowers, their respective Subsidiaries and their ERISA Affiliates have met the minimum funding requirements under ERISA and the Code with respect to each of their respective Plans, if any, and have not incurred any liability to the PBGC, other than premiums which are not yet due and payable. The execution, delivery and performance of this Agreement and the Notes does not constitute a Prohibited Transaction. There is no material unfunded benefit liability, determined in accordance with Section 4001(a)(18) of ERISA, with respect to any Plan of any Borrower, their respective Subsidiaries or their ERISA Affiliates.

          4.12  Environmental and Safety Matters.  Except as disclosed on
Schedule 4.12, each Borrower and each Subsidiary of each Borrower is in substantial compliance with all material federal, state and local laws, ordinances and regulations relating to safety and industrial hygiene or to the environmental condition, including without limitation all material Environmental Laws in jurisdictions in which any Borrower or any such Subsidiary owns or operates, or has owned or operated, a facility or site, or arranges or has arranged for disposal or treatment of hazardous substances, solid waste, or other wastes, accepts or has accepted for transport any hazardous substances, solid wastes or other wastes or holds or has held any interest in real property or otherwise. Except as disclosed on Schedule 4.12, no written demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or otherwise, arising under, relating to or in connection with any Environmental Laws is pending or, to the best of each Borrower's knowledge, threatened against any Borrower or any such Subsidiary, any real property in which any Borrower or any such Subsidiary holds or has held an interest or any past or present operation of any Borrower or any such Subsidiary which would have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Neither any Borrower nor any Subsidiary of any Borrower (a) is the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic substances, radioactive materials, hazardous wastes or related materials into the environment, or (b) has received any notice of any toxic substances, radioactive materials, hazardous waste or related materials in, or upon any of its properties in violation of any Environmental Laws. As to such matters disclosed on Schedule 4.12, none will have an adverse material effect on the financial condition or business of the Company and its Subsidiaries taken as a whole. Except as set forth on Schedule 4.12, to the best of each Borrower's knowledge, no release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring or has occurred on, under or to any real property in which any Borrower or any of their respective Subsidiaries holds any interest or performs any of its operations, in violation of any Environmental Law.

          4.13 Borrowing Base. If an Interest Coverage Ratio Condition exists, the Senior Debt is equal to or less than the Borrowing Base.


                                   ARTICLE V.
                                   COVENANTS
                                   ---------

          5.1 Affirmative Covenants. Each Borrower covenants and agrees that, until the Termination Date and thereafter until irrevocable payment in full of the principal of and accrued interest on the Notes and the performance of all other obligations of the Borrowers under this Agreement, unless the Required Banks shall otherwise consent in writing, it shall, and shall cause each of its Subsidiaries to:

               (a) Preservation of Corporate Existence, Etc. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except to the extent permitted by Section 5.2(h), and its qualification as a foreign corporation in good standing in each jurisdiction in which such qualification is necessary under applicable law, other than where failure to so qualify will not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

               (b) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, whether federal, state, local or foreign (including without limitation ERISA, the Code and Environmental Laws), in effect from time to time; and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income, revenues or property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such properties or any portion thereof, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal proceedings, and except where failure to comply would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

               (c) Maintenance of Properties; Insurance. Maintain, preserve and protect all property that is material to the conduct of the business of any Borrower or any of their respective Significant Subsidiaries and keep such property in good repair, working order and condition and from time to time make, or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses; and, maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated and maintain in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of its activities or any properties owned, occupied or controlled by it, in such amount as it shall reasonably deem necessary.

               (d) Reporting Requirements. Furnish to the Banks and the Agent the following:

                    (i) Promptly and in any event within three calendar days after becoming aware of the occurrence of (A) any Event of Default or Default,
(B) the commencement of any material litigation against, by or affecting any Borrower or any of their respective Significant Subsidiaries, and any material developments therein, or (C) entering into any material contract or undertaking that is not entered into in the ordinary course of business if such contract or undertaking is publicly disclosed, a statement of the chief financial officer of the Company setting forth details of such Event of Default or Default or such litigation and the action which such Borrower or such Significant Subsidiary, as the case may be, has taken and proposes to take with respect thereto;

                    (ii) As soon as available and in any event within 50 days after the end of each fiscal quarter of the Company, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter, and the related consolidated statements of income and cash flow for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company as having been prepared in accordance with generally accepted accounting principles, together with a certificate of the chief financial officer of the Company stating (A) that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, a statement setting forth the details thereof and the action which the Company has taken and proposes to take with respect thereto, and (B) that a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Section 5.2(a), (b), (c), (d),
(e), (f) and (g) hereof is in conformity with the terms of this Agreement;

                    (iii) As soon as available and in any event within 100 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flow of the Company and its Subsidiaries for such fiscal year, with a customary audit report of Coopers & Lybrand, L.L.P. or other independent certified public accountants selected by the Company and acceptable to the Required Banks, without qualifications unacceptable to the Required Banks, together with a certificate of such accountants stating (A) that they have reviewed this Agreement and stating further whether, in the course of their review of such financial statements, they have become aware of any Event of Default or Default and if an Event of Default or Default then exists and is continuing, a statement setting forth the nature and status thereof, and (B) that a computation by the Company (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Section 5.2 (a), (b), (c), (d), (e), (f) and (g) hereof is in conformity with the terms of this Agreement;

                    (iv) Promptly after the sending or filing thereof, copies of all reports, proxy statements and financial statements which the Company sends to or files with any of their respective security holders or any securities exchange or the Securities and Exchange Commission or any successor agency thereof;

                    (v) Promptly and in any event within 10 calendar days after receiving or becoming aware thereof (A) a copy of any notice of intent to terminate any Plan of any Borrower, their respective Significant Subsidiaries or any ERISA Affiliate filed with the PBGC, (B) a statement of the chief financial officer of such Borrower setting forth the details of the occurrence of any Reportable Event with respect to any such Plan, (C) a copy of any notice that any Borrower, any of their respective Significant Subsidiaries or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any such Plan or to appoint a trustee to administer any such Plan, or
(D) a copy of any notice of failure to make a required installment or other payment within the meaning of Section 412(n) of the Code or Section 302(f) of ERISA with respect to any such Plan; and

                    (vi) Promptly, such other information respecting the business, properties, operations or condition, financial or otherwise, of any Borrower or any of their respective Subsidiaries as any Bank or the Agent may from time to time reasonably request; and

                    (vii) If an Interest Coverage Ratio Condition exists, within 20 calendar days of the end of the second week of each fiscal month and the end of each fiscal month, a Borrowing Base compliance certificate calculated as of the dates noted above, and in form satisfactory to the Agent.

               (e) Accounting; Access to Records, Books, Etc. Maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with generally accepted accounting principles and to comply with the requirements of this Agreement and, at any reasonable time and from time to time with prior notice to the Company, permit any Bank or the Agent or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrowers and their respective Significant Subsidiaries, and to discuss the affairs, finances and accounts of the Borrowers and their respective Significant Subsidiaries with their respective directors, officers, employees and independent auditors, provided that representatives of the Company selected by the Company are present during any such visit or discussion, and by this provision the Company does hereby authorize such persons to discuss such affairs, finances and accounts with any Bank or the Agent subject to the above terms and conditions.

               (f) Guaranties. Cause each person (other than a person organized under the laws of a jurisdiction other than the United States or any political subdivision thereof) that is or becomes a Significant Subsidiary of any Borrower from time to time to execute and deliver a Guaranty to the Banks in each case together with the other documentation relating to such Guaranty similar to that required to be delivered by or on behalf of the Borrowers under Section 2.7 (a),
(b), (c), (e) and (f).

               (g) Further Assurances. Will, and will cause each Guarantor to, execute and deliver within 30 days after request therefor by the Required Banks or the Agent, all further instruments and documents and take all further action that may be necessary or desirable, in order to give effect to, and to aid in the exercise and enforcement of the rights and remedies of the Banks and the Agent under, this Agreement and the Notes. In addition, the Company agrees to deliver to the Agent and the Banks from time to time upon the acquisition or creation of any Subsidiary not listed in Schedule 4.4 hereto supplements to
Schedule 4.4 such that such Schedule, together with such supplements, shall at all times accurately reflect the information provided for thereon.

          5.2 Negative Covenants. Until the Termination Date and thereafter until irrevocable payment in full of the principal of and accrued interest on the Notes and the performance of all other obligations of each Borrower under this Agreement, each Borrower agrees that, unless the Required Banks shall otherwise consent in writing it shall not, and shall not permit any of its Subsidiaries to:

               (a) Current Ratio and Working Capital. Permit or suffer (i) the ratio of Consolidated Current Assets of the Company and its Subsidiaries to Consolidated Current Liabilities of the Company and its Subsidiaries to be less than 1.50 to 1.00 at any time and (ii) the Consolidated Working Capital of the Company and its Subsidiaries to be less than $125,000,000 at any time.

               (b) Net Worth. Permit or suffer Consolidated Net Worth of the Company and its Subsidiaries at any time to be less than $265,000,000 plus 50% of Consolidated Net Income of the Company and its Subsidiaries for each fiscal year of the Company ending after May 3, 1997, provided that if such Consolidated Net Income is negative for such fiscal year, the amount added for such fiscal year shall be zero and it shall not reduce the amount added for any other fiscal year.

               (c) Tangible Net Worth. Permit or suffer the Consolidated Tangible Net Worth of the Company and its Subsidiaries at any time to be less than $240,000,000 plus 50% of Consolidated Net Income for each fiscal year of the Company ending after May 3, 1997, provided that if such Consolidated Net Income is negative for such fiscal year, the amount added for such fiscal year shall be zero and it shall not reduce the amount added for any other fiscal year.

               (d) Interest Coverage Ratio. Permit or suffer the Interest Coverage Ratio to be less than (i) 2.0 to 1.0 as of the end of any fiscal quarter, commencing with the fiscal quarter ending after the Effective Date up to but excluding the fiscal quarter ending May 3, 1999, or (ii) 3.0 to 1.0 as of the end of each fiscal quarter thereafter.

               (e) Funded Debt to Total Capitalization. Permit or suffer the ratio the ratio of the Consolidated Funded Debt of the Company and its Subsidiaries to the Consolidated Total Capitalization of the Company and its Subsidiaries to exceed 0.50 to 1.0.

               (f) Funded Debt to Tangible Capitalization. Permit or suffer the ratio the ratio of the Consolidated Funded Debt of the Company and its Subsidiaries to the Consolidated Tangible Capitalization of the Company and its Subsidiaries to exceed 0.55 to 1.0.

Notwithstanding the foregoing, the covenants contained in Sections 5.2(a), (b) and (f) shall be eliminated if (i) the Senior Notes are paid in full (and such payment is allowed hereunder) or if such covenants are eliminated from the Senior Note Documents and no comparable or other covenant or default is substituted in place thereof or other consideration paid for such elimination, as determined by the Agent, and (ii) no Event of Default or Default exists at such time.

               (g) Liens. Create, incur or suffer to exist any Lien on any of the assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, of the Company or any of its Subsidiaries, other than:

                    (i) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records;

                    (ii) Liens (other than any Lien imposed by ERISA) created and maintained in the ordinary course of business which are not material in the aggregate, and which would not have a material adverse effect on the business or operations of the Company and its Subsidiaries taken as a whole and which constitute (A) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation, (B) good faith deposits in connection with bids, tenders, contracts or leases to which the Company or any of its Subsidiaries is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, (C) liens imposed by law, such as those of carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due, (D) Liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment, and (E) pledges or deposits to secure public or statutory obligations of the Company or any of its Subsidiaries, or surety, customs or appeal bonds to which the Company or any of its Subsidiaries is a party;

                    (iii) Liens affecting real property which constitute minor survey exceptions or defects or irregularities in title, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of such real property, provided that all of the foregoing, in the aggregate, do not at any time materially detract from the value of said properties or materially impair their use in the operation of the businesses of the Company and its Subsidiaries taken as a whole;

                    (iv) Each Lien described in Schedule 5.2 hereto may be suffered to exist upon the same terms as those existing on the date hereof, including extensions, renewals and replacements thereof so long as such extension, renewal or replacement does not increase the principal amount of the Funded Debt secured or extend such Lien to any other property, assets, rights or revenues;

                    (v) (A) any Lien in property or in rights relating thereto to secure any rights granted with respect to such property in connection with the provision of all or a part of the purchase price or cost of the construction of such property created contemporaneously with, or within 360 days after such acquisition or the completion of such construction, or (B) any Lien in property existing in such property at the time of acquisition thereof, whether or not the debt secured thereby is assumed by the Company or a Subsidiary, or (C) any Lien existing in the property of a corporation at the time such corporation is merged into or consolidated with the Company or a Subsidiary or at the time of a sale, lease, or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Company or a Subsidiary; provided, in the case of (A), (B) and (C), no such Liens shall exceed 100% of the fair market value of the related property and not more than one such Lien shall encumber such property at any one time;

                    (vi) Liens granted by any Subsidiary in favor of the Company or any other Subsidiary; and

                    (vii) The interest or title of a lessor under any lease otherwise permitted under this Agreement with respect to the property subject to such lease to the extent performance of the obligations of the Company or its Subsidiary thereunder is not delinquent.

Notwithstanding the foregoing paragraphs (i) through (vii), and in addition to the Liens permitted thereby, the Company and its Subsidiaries may create, issue, incur or assume Liens in an aggregate amount at any time outstanding not exceeding 15% of consolidated Tangible Net Worth of the Company and its Subsidiaries.

               (h) Merger; Etc. Merge or consolidate or amalgamate with any other person or take any other action having a similar effect, provided, however, (i) a Subsidiary of the Company may merge with the Company, provided that the Company shall be the surviving corporation, (ii) a Subsidiary of the Company may merge or consolidate with another Subsidiary of the Company and
(iii) this Section 5.2(i) shall not prohibit any merger if the surviving or continuing corporation is incorporated in the United States and, immediately after such merger, no Default or Event of Default shall exist or shall have occurred and be continuing and, prior to the consummation of such merger, the Company shall have provided to the Banks an express written assumption by such surviving or continuing corporation in form and substance satisfactory to the Required Banks of all obligations of the Company hereunder and under the Notes and an opinion of counsel and a certificate of the chief financial officer of the Company (attaching computations to demonstrate compliance with all financial covenants hereunder), each stating that such merger complies with this Section 5.2(h) and that any other conditions under this Agreement relating to such transaction have been satisfied.

               (i) Disposition of Assets; Etc. Sell, lease, license, transfer, assign or otherwise dispose of all or a substantial portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than inventory sold in the ordinary course of business upon customary credit terms and sales of scrap or obsolete material or equipment, provided, however, that this Section 5.2(i) shall not prohibit any such sale, lease, license, transfer, assignment or other disposition if the aggregate book value (disregarding any write-downs of such book value other than ordinary depreciation and amortization) of all of the business, assets, rights, revenues and property disposed of after the date of this Agreement shall be less than 10% percent of such aggregate book value of the Consolidated total assets of the Company and its Subsidiaries as of the most recently ended fiscal year, and if immediately after such transaction, no Default or Event of Default shall exist or shall have occurred and be continuing. Notwithstanding the foregoing, (i) any Subsidiary may sell, lease, transfer or otherwise dispose of its assets to the Company or any other Subsidiary, and (ii) the Company or any Subsidiary may sell, lease, transfer or otherwise dispose of its assets in excess of the limitation set forth above so long as the proceeds of such sale are used (x) to purchase or committed to purchase other property of a similar nature of at least equivalent value within twelve (12) months of such sale or (y) to prepay Loans.

               (j) Acquisitions. Acquire all or any substantial portion of the assets or securities of any person if the total cash or cash equivalent consideration, including promissory notes but excluding stock or other consideration that is not cash or the equivalent of cash, and other acquisition costs would exceed $50,000,000 in the aggregate in any twelve month period.

               (k) Nature of Business. Make or suffer any substantial change in the nature of its business from that engaged in on the date hereof or engage in any other businesses other than those in which it is engaged on the date hereof or which are directly related to the businesses in which it is engaged in on the date hereof.

               (l) Investments, Loans and Advances. Purchase or otherwise acquire any Capital Stock of or other ownership interest in, or debt securities of or other evidences of Indebtedness of, any other person; nor acquire all or any material portion of the assets of any person; nor make any loan or advance of any of its funds or property or make any other extension of credit to, or make any investment or acquire any interest whatsoever in, any other person; nor permit any Subsidiary to do any of the foregoing; other than (i) extensions of trade credit made in the ordinary course of business on customary credit terms and commission, travel, relocation and similar advances made to officers and employees in the ordinary course of business, (ii) other investments consistent with the investment policy of the Company in effect as of the Effective Date,
(iii) acquisitions and investments permitted pursuant to Section 5.2(j), (iv) advances in the ordinary course of business for proprietary products and (v) investments, loans and advances in and to any Subsidiary or existing Affiliate of the Company.

               (m) Negative Pledge Limitation. Enter into any agreement with any person other than the Agent and the Banks pursuant hereto which prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any Lien upon any of its assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired.

               (n) Payments and Modification of Debt. (i) Amend or otherwise modify the Senior Note Documents or any other instrument or agreement under which any of the Borrowers' or any of their Subsidiaries' Indebtedness is issued or created or otherwise related thereto, except for any amendment which does not
(A) increase the interest rate, fees or other amounts payable thereon, (B) change to any earlier dates any dates upon which any payments of principal, interest or other amounts are due thereon, (C) change any event of default or condition to an event of default with respect thereto (other than to eliminate any such existing event of default or make it more favorable to the applicable Borrower), (D) change any affirmative or negative covenant in any significant respect (other than to eliminate such covenant or make it more favorable to the applicable Borrower), (E) change the redemption, prepayment or defeasance provisions thereof (other than any change which would make such provisions more favorable to the applicable Borrower)or (F) make any other amendment or modification which, together with all other amendments or modifications made, would increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness which would be adverse to any Borrower or Guarantor or to the Agent or any Banks, or, (ii) other than the Indebtedness to the Banks and the Agent pursuant hereto, make, or permit any Subsidiary to make, any optional payment, prepayment or redemption of any of its or any of its Subsidiaries' Indebtedness or enter into any agreement or arrangement providing for the defeasance of any of such Indebtedness, provided that any such existing Indebtedness may be refinanced and extended provided that such refinancing does not decrease the amount of or allow any payment on such Indebtedness other than those currently required, shorten the maturity of any such Indebtedness, including any installments due on such Indebtedness, or impose any more restrictive covenants or defaults than imposed by such existing Indebtedness.

               (o) Additional Covenants. If at any time any Borrower shall enter into or be a party to any instrument or agreement, including all such instruments or agreements in existence as of the date hereof and all such instruments or agreements entered into after the date hereof, relating to or amending any provisions applicable to any of its Indebtedness which includes covenants or defaults not substantially provided for in this Agreement or more favorable to the lender or lenders thereunder than those provided for in this Agreement, then the Borrowers shall promptly so advise the Agent and the Banks. Thereupon, if the Agent or the Required Banks shall request, upon notice to the Borrowers, the Agents and the Banks shall enter into an amendment to this Agreement or an additional agreement (as the Agent may request), providing for substantially the same covenants and defaults as those provided for in such instrument or agreement to the extent required and as may be selected by the Agents. In addition to the foregoing, any covenants or defaults in any existing agreements or other documents evidencing or relating to any Indebtedness of any Borrower not substantially provided for in this Agreement or more favorable to the holders of such Indebtedness, are hereby incorporated by reference into this Agreement to the same extent as if set forth fully herein, and no subsequent amendment, waiver or modification thereof shall effect any such covenants or defaults as incorporated herein, except to the extent set forth in Sections 5.2(e) and (f).

               (p) Indebtedness and Contingent Liabilities. Create, incur, assume or in any manner become liable in respect of or suffer to exist, any Indebtedness or Contingent Liabilities other than:

                    (i) the Bank Obligations;

                    (ii) The Indebtedness and Contingent Liabilities described on Schedule 5.2 hereto and refinancings thereof and the Indebtedness under the Senior Notes, but in each case no increase in the amount thereof (as such amount is reduced from time to time) and no modification of the terms thereof which are less favorable to the Company or any of its Subsidiaries or more restrictive on the Company or any of its Subsidiaries in any material manner shall be permitted;

                    (iii) Indebtedness of the Company or any Guarantor owing to the Company or to any other Guarantor;

                    (iv) Purchase money Indebtedness incurred to provide a portion of the purchase price of any tangible fixed asset acquired by the Company or any of its Subsidiaries after the date hereof; and

                    (v) Other Indebtedness and Contingent Liabilities not exceeding an aggregate outstanding amount equal to twenty percent (20%) of the Consolidated Tangible Net Worth of the Company and its Subsidiaries at any time.

               (q) Transactions with Affiliates. Enter into, become a party to, or become liable in respect of, any contract or undertaking with any Affiliate except in the ordinary course of business and on terms not less favorable to the Company or such Subsidiary than those which could be obtained if such contract or undertaking were an arms length transaction with a person other than an Affiliate.

                                  ARTICLE VI.
                                    DEFAULT
                                    -------

          6.1 Events of Default. The occurrence of any one of the following events or conditions shall be deemed an "Event of Default" hereunder unless waived by the Required Banks pursuant to Section 9.1:

               (a) Nonpayment of Principal. Any Borrower shall fail to pay when due any principal of the Notes or any reimbursement obligation under Section 3.3 (whether by deemed disbursement of a Revolving Credit Loan or otherwise); or

               (b) Nonpayment of Interest. Any Borrower shall fail to pay when due any interest or any fees or any other amount payable hereunder and such failure shall remain unremedied for three Business Days; or

               (c) Misrepresentation. Any representation or warranty made by any Borrower or any Guarantor in Article IV hereof, any other Loan Document or any other certificate, report, financial statement or other document furnished by or on behalf of any Borrower or any Guarantor in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

               (d) Certain Covenants. Any Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.2(h),(i), (j),
(k) or (l) hereof; or

               (e) Other Defaults. Any Borrower or any Guarantor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and any such failure shall remain unremedied for 10 calendar days after notice thereof shall have been given to such Borrower or such Guarantor, as the case may be, by the Agent; or

               (f) Cross Default. Any Borrower or any of their respective Significant Subsidiaries shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under any of its Indebtedness (other than Indebtedness hereunder), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount in excess of $10,000,000; or if any Borrower or any of their respective Significant Subsidiaries fails to perform or observe any other term, covenant or agreement contained in any agreement, document or instrument evidencing or securing any such Indebtedness having such aggregate outstanding principal amount, or under which any such Indebtedness was issued or created, beyond any period of grace, if any, provided with respect thereto and such Borrower or such Significant Subsidiary has been notified by the creditor of such default; or

               (g) Judgments. One or more judgments or orders for the payment of money in an aggregate amount of $25,000,000 shall be rendered against any Borrower or any of their respective Significant Subsidiaries, or any other judgment or order (whether or not for the payment of money) shall be rendered against or shall affect any Borrower or any of their respective Significant Subsidiaries which causes or could cause a material adverse change in the business, properties, operations or financial condition of the Company and its Subsidiaries taken as a whole or which does or could have a material adverse effect on the legality, validity or enforceability of this Agreement or the Notes or any Guaranty, and either (i) such judgment or order shall have remained unsatisfied or uninsured for a period of 21 days and such Borrower or such Significant Subsidiary shall not have taken action necessary to stay enforcement thereof by reason of pending appeal or otherwise, prior to the expiration of the applicable period of limitations for taking such action or, if such action shall have been taken, a final order denying such stay shall have been rendered, or (ii) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order; or

               (h) ERISA. The occurrence of a Reportable Event that results in or could result in liability of any Borrower, any Significant Subsidiary of any Borrower or their ERISA Affiliates to the PBGC or to any Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the occurrence of any Reportable Event which could constitute grounds for termination of any Plan of any Borrower, their respective Significant Subsidiaries or their ERISA Affiliates by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the filing by any Borrower, any Significant Subsidiary of any Borrower or any of their ERISA Affiliates of a notice of intent to terminate a Plan or the institution of other proceedings to terminate a Plan; or any Borrower, any Significant Subsidiary of any Borrower or any of their ERISA Affiliates shall fail to pay when due any liability to the PBGC or to a Plan; or the PBGC shall have instituted proceedings to terminate, or to cause a trustee to be appointed to administer, any Plan of any Borrower, their respective Significant Subsidiaries or their ERISA Affiliates; or any person engages in a Prohibited Transaction with respect to any Plan which results in or could result in liability of the any Borrower, any Significant Subsidiary of any Borrower, any of their ERISA Affiliates, any Plan of any Borrower, their respective Significant Subsidiaries or their ERISA Affiliates or fiduciary of any such Plan; or failure by any Borrower, any Significant Subsidiary of any Borrower or any of their ERISA Affiliates to make a required installment or other payment to any Plan within the meaning of Section 302(f) of ERISA or Section 412(n) of the Code that results in or could result in liability of any Borrower, any Significant Subsidiary of any Borrower or any of their ERISA Affiliates to the PBGC or any Plan; or the withdrawal of any Borrower, any of their respective Significant Subsidiaries or any of their ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(9a)(2) of ERISA; or any Borrower, any of their respective Significant Subsidiaries or any of their ERISA Affiliates becomes an employer with respect to any Multiemployer Plan without the prior written consent of the Required Banks; provided, however, that this Section 6.1(h) shall apply only to events or occurrences which, when aggregated with all other events and occurrences described in this Section 6.1(h), could result in liability to the Borrowers or their respective Significant Subsidiaries greater than $25,000,000; or

               (i) Insolvency, Etc. Any Borrower or any of their respective Significant Subsidiaries shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered), or shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or shall institute, or there shall be instituted against any Borrower or any of their respective Significant Subsidiaries, any proceeding or case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order for relief, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its assets, rights, revenues or property, and, if such proceeding is instituted against such Borrower or such Significant Subsidiary and is being contested by such Borrower or such Significant Subsidiary, as the case may be, in good faith by appropriate proceedings, such proceeding shall remain undismissed or unstayed for a period of 60 days; or such Borrower or such Significant Subsidiary shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection; or

               (j) Change of Control. The Company shall experience a Change of Control. For purposes of this Section 6.1(j), a "Change of Control" shall occur if during any twelve-month period (i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13D-3 promulgated by the Securities and Exchange Commission under said Act) of 50% or more in voting power of the voting shares of the Company that were outstanding as of the date of this Agreement and (ii) a majority of the board of directors of the Company shall cease for any reason to consist of individuals who as of a date twelve months prior to any date compliance herewith is determined were directors of the Company.

          6.2 Remedies. (a) Upon the occurrence and during the continuance of any Event of Default, the Agent may and, upon being directed to do so by the Required Banks, shall by notice to the Company (i) terminate the Commitments or
(ii) declare the outstanding principal of, and accrued interest on, the Notes and all other amounts owing under this Agreement to be immediately due and payable, or (iii) demand immediate delivery of cash collateral, and the Borrowers agree to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, or any one or more of the foregoing, whereupon the Commitments shall terminate forthwith and all such amounts, including cash collateral, shall become immediately due and payable, provided that in the case of any event or condition described in Section 6.1(i) with respect to any Borrower, the Commitments shall automatically terminate forthwith and all such amounts, including cash collateral, shall automatically become immediately due and payable without notice; in all cases without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived. Such cash collateral delivered in respect of outstanding Letters of Credit shall be deposited in a special cash collateral account to be held by the Agent as collateral security for the payment and performance of the Borrowers' obligations under this Agreement to the Banks and the Agent.

               (b) The Agent may and, upon being directed to do so by the Required Banks, shall, in addition to the remedies provided in Section 6.2(a), exercise and enforce any and all other rights and remedies available to it or the Banks, whether arising under this Agreement, the Notes or under applicable law, in any manner deemed appropriate by the Agent, including suit in equity, action at law, or other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in the Notes or in aid of the exercise of any power granted in this Agreement or the Notes.

               (c) Upon the occurrence and during the continuance of any Event of Default, each Bank may at any time and from time to time exercise any of its rights of set off or bankers lien that it may possess by common law or statute without prior notice to the Borrowers, provided that each Bank may also set off against any deposit whether or not it is then matured. Each Bank agrees to promptly notify the Company after any such setoff and application, provided that the failure to give such notice shall not effect the validity of such setoff and application. The rights of such Bank under this Section 6.2(c) are in addition to other rights and remedies which such Bank may have.


                                  ARTICLE VII.
                            THE AGENT AND THE BANKS
                            -----------------------

          7.1 Appointment and Authorization. Each Bank hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this

Agreement and the Notes as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. The provisions of this Article VII are solely for the benefit of the Agent and the Banks, and the Borrowers shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrowers.

          7.2 Agent and Affiliates. NBD Bank in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent. NBD Bank and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with any Borrower or any Subsidiary of any Borrower as if it were not acting as Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Banks.

          7.3 Scope of Agent's Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement, have a fiduciary relationship with any Bank, and no implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Agent. As to any matters not expressly provided for by this Agreement (including, without limitation, collection and enforcement actions under the Notes), the Agent shall not be required to exercise any discretion or take any action, but the Agent shall take such action or omit to take any action pursuant to the written instructions of the Required Banks and may request instructions from the Required Banks. The Agent shall in all cases be fully protected in acting, or in refraining from acting, pursuant to the written instructions of the Required Banks, which instructions and any action or omission pursuant thereto shall be binding upon all of the Banks; provided, however, that the Agent shall not be required to act or omit to act if, in the judgment of the Agent, such action or omission may expose the Agent to personal liability or is contrary to this Agreement, the Notes or applicable law.

          7.4 Reliance by Agent. The Agent shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegram, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. The Agent may treat the payee of any Note as the holder thereof unless and until the Agent receives written notice of the assignment thereof pursuant to the terms of this Agreement signed by such payee and the Agent receives the written agreement of the assignee that such assignee is bound hereby to the same extent as if it had been an original party hereto. The Agent may employ agents (including without limitation collateral agents) and may consult with legal counsel (who may be counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable to the Banks, except as to money or property received by it or its authorized agents, for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

          7.5 Default. The Agent shall not be deemed to have knowledge of the occurrence of any Default or Event of Default, unless the Agent has received written notice from a Bank or a Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice, the Agent shall give written notice thereof to the Banks.

          7.6 Liability of Agent. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable to the Banks for any action taken or not taken by it or them in connection herewith with the consent or at the request of the Required Banks or in the absence of its or their own gross negli-gence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any recital, statement, warranty or representation contained in this Agreement or any Note or any Guaranty, or in any certificate, report, financial statement or other document furnished in connection with this Agreement, (ii) the performance or observance of any of the covenants or agreements of any Borrower or any Guarantor, (iii) the satisfaction of any condition specified in Article II hereof, or (iv) the validity, effectiveness, legal enforceability, value or genuineness of this Agreement or the Notes or any collateral subject thereto or any other instrument or document furnished in connection herewith.

          7.7 Nonreliance on Agent and Other Banks. Each Bank acknowledges and agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrowers and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decision in taking or not taking action under this Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or any Guarantor of this Agreement, the Notes or any other documents referred to or provided for herein or to inspect the properties or books of any Borrower or any Guarantor and, except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any information concerning the affairs, financial condition or business of the Borrowers or any of their respective Subsidiaries which may come into the possession of the Agent or any of its affiliates.

          7.8 Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrowers, but without limiting any obligation of the Borrowers to make such reimbursement), ratably according to the respective principal amounts of the Advances then outstanding made by each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the transactions contemplated hereby or any action taken or omitted by the Agent under this Agreement, provided, however, that no Bank shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including without limitation fees and expenses of counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrowers, but without limiting the obligation of the Borrowers to make such reimbursement. Each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any amounts owing to the Agent by the Banks pursuant to this Section. If the indemnity furnished to the Agent under this Section shall, in the judgment of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity from the Banks and cease, or not commence, to take any action until such additional indemnity is furnished.

          7.9 Resignation of Agent. The Agent may resign as such at any time upon thirty days' prior written notice to the Borrowers and the Banks. In the event of any such resignation, the Required Banks shall, by an instrument in writing delivered to the Borrowers and the Agent, appoint a successor, which shall be a Bank or any other commercial bank organized under the laws of the United States or any

State thereof and having a combined capital and surplus of at least $500,000,000. The Agent shall consult with the Borrowers and keep the Borrowers informed regarding the appointment of a successor Agent. If a successor is not so appointed or does not accept such appointment before the Agent's resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Required Banks is made and accepted or if no such temporary successor is appointed as provided above by the resigning Agent, the Required Banks shall thereafter perform all the duties of the Agent hereunder until such appointment by the Required Banks is made and accepted. Any successor to the Agent shall execute and deliver to the Borrowers and the Banks an instrument accepting such appointment and thereupon such successor Agent, without further act, deed, conveyance or transfer shall become vested with all of the properties, rights, interests, powers, authorities and obligations of its predecessor hereunder with like effect as if originally named as Agent hereunder. Upon request of such successor Agent, the Borrowers and the resigning Agent shall execute and deliver such instruments of conveyance, assignment and further assurance and do such other things as may reasonably be required for more fully and certainly vesting and confirming in such successor Agent all such properties, rights, interests, powers, authorities and obligations. The provisions of this Article VII shall thereafter remain effective for such resigning Agent with respect to any actions taken or omitted to be taken by such Agent while acting as the Agent hereunder.

          7.10 Sharing of Payments. The Banks agree among themselves that, in the event that any Bank shall obtain payment in respect of any Advance or any other obligation owing to the Banks under this Agreement through the exercise of a right of set-off, banker's lien, counterclaim or otherwise in excess of its ratable share of payments received by all of the Banks on account of the Advances and other obligations (or if no Advances are outstanding, ratably according to the respective amounts of the Commitments), such Bank shall promptly purchase from the other Banks participations in such Advances and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all of the Banks share such payment in accordance with such ratable shares. The Banks further agree among themselves that if payment to a Bank obtained by such Bank through the exercise of a right of set-off, banker's lien, counterclaim or otherwise as aforesaid shall be rescinded or must otherwise be restored, each Bank which shall have shared the benefit of such payment shall, by repurchase of participations theretofore sold, return its share of that benefit to each Bank whose payment shall have been rescinded or otherwise restored. The Borrowers agree that any Bank so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker's lien or counterclaim, with respect to such participation as fully as if such Bank were a holder of such Advance or other obligation in the amount of such participation. The Banks further agree among themselves that, in the event that amounts received by the Banks and the Agent hereunder are insufficient to pay all such obligations or insufficient to pay all such obligations when due, the fees and other amounts owing to the Agent in such capacity shall be paid therefrom before payment of obligations owing to the Banks under this Agreement, other than agency fees payable pursuant to Section 2.5(d) of this Agreement which shall be paid on a pro rata basis with amounts owing to the Banks. Except as otherwise expressly provided in this Agreement, if any Bank or the Agent shall fail to remit to the Agent or any other Bank an amount payable by such Bank or the Agent to the Agent or such other Bank pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Bank at a rate per annum equal to the rate at which borrowings are available to the payee in its overnight federal funds market. It is further understood and agreed among the Banks and the Agent that if the Agent or any Bank shall engage in any other transactions with any Borrower and shall have the benefit of any collateral or security therefor which does not expressly secure the obligations arising under this Agreement except by virtue of a so-called dragnet clause or comparable provision, the Agent or such Bank shall be entitled to apply any proceeds of such collateral or security first in respect of the obligations arising in connection with such other transaction before application to the obligations arising under this Agreement.

                                 ARTICLE VIII.
                                   GUARANTY
                                   --------

          As an inducement to the Banks and the Agent to enter into the transactions contemplated by this Agreement, the Company agrees with the Banks and the Agent as follows:

          8.1 Guarantee of Obligations. (a) The Company hereby (i) guarantees, as principal obligor and not as surety only, to the Banks the prompt payment of the principal of and any and all accrued and unpaid interest (including interest which otherwise may cease to accrue by operation of any insolvency law, rule, regulation or interpretation thereof) on the Advances and all other obligations of the Borrowing Subsidiaries to the Banks and the Agent under this Agreement when due, whether by scheduled maturity, acceleration or otherwise, all in accordance with the terms of this Agreement and the Notes, including, without limitation, default interest, indemnification payments and all reasonable costs and expenses incurred by the Banks and the Agent in connection with enforcing any obligations of the Borrowing Subsidiaries hereunder, including without limitation the reasonable fees and disbursements of counsel, (ii) guarantees the prompt and punctual performance and observance of each and every term, covenant or agreement contained in this Agreement and the Notes to be performed or observed on the part of the Borrowing Subsidiaries and (iii) agrees to make prompt payment, on demand, of any and all reasonable costs and expenses incurred by the Banks or the Agent in connection with enforcing the obligations of the Company hereunder, including, without limitation, the reasonable fees and disbursements of counsel (all of the foregoing being collectively referred to as the "Guaranteed Obligations").

               (b) If for any reason any duty, agreement or obligation of any Borrowing Subsidiary contained in this Agreement shall not be performed or observed by any Borrowing Subsidiary as provided therein, or if any amount payable under or in connection with this Agreement shall not be paid in full when the same becomes due and payable, the Company undertakes to perform or cause to be performed promptly each of such duties, agreements and obligations and to pay forthwith each such amount to the Agent for the account of the Banks regardless of any defense or setoff or counterclaim which any Borrowing Subsidiary may have or assert, and regardless of any other condition or contingency.

          8.2 Nature of Guaranty. The obligations of the Company hereunder constitute an absolute and unconditional and irrevocable guaranty of payment and not a guaranty of collection and are wholly independent of and in addition to other rights and remedies of the Banks and the Agent and are not contingent upon the pursuit by the Banks and the Agent of any such rights and remedies, such pursuit being hereby waived by the Company.

          8.3  Waivers and Other Agreements.  The Company hereby unconditionally
(a) waives any requirement that the Banks or the Agent, upon the occurrence of an Event of Default first make demand upon, or seek to enforce remedies against any Borrowing Subsidiary before demanding payment under or seeking to enforce the obligations of the Company hereunder, (b) covenants that the obligations of the Company hereunder will not be discharged except by complete performance of all obligations of the Borrowing Subsidiary contained in this Agreement and the Notes, (c) agrees that the obligations of the Company hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired, without limitation, by any invalidity, irregularity or unenforceability in whole or in part of this Agreement or the Notes, or any limitation on the liability of the Borrowing Subsidiaries thereunder, or any limitation on the method or terms of payment thereunder which may or hereafter be caused or imposed in any manner whatsoever (including, without limitation, usury laws), (d) waives diligence, presentment and protest with respect to, and any notice of default or dishonor in the payment of any amount at any time payable by the Borrowing Subsidiaries under or in connection with this Agreement or the Notes, and further waives any requirement of notice of acceptance of, or other formality relating to, the obligations of the Company hereunder and (e) agrees that the Guaranteed Obligations shall include any amounts paid by the Borrowing Subsidiaries to the Banks or the Agent which may be required to be returned to the Borrowing Subsidiaries or to its representative or to a trustee, custodian or receiver for any Borrowers.

          8.4 Obligations Absolute. The obligations, covenants, agreements and duties of the Company under this Agreement shall not be released, affected or impaired by any of the following whether or not undertaken with notice to or consent of the Company: (a) an assignment or transfer, in whole or in part, of the Advances made to the Borrowing Subsidiary or of this Agreement or any Note although made without notice to or consent of the Company, or (b) any waiver by any Bank or the Agent or by any other person, of the performance or observance by any Borrowing Subsidiary of any of the agreements, covenants, terms or conditions contained in this Agreement or in the other Loan Documents, or (c) any indulgence in or the extension of the time for payment by any Borrowing Subsidiary of any amounts payable under or in connection with this Agreement or any other Loan Document, or of the time for performance by any Borrowing Subsidiary of any other obligations under or arising out of this Agreement or any other Loan Document, or the extension or renewal thereof, or (d) the modification, amendment or waiver (whether material or otherwise) of any duty, agreement or obligation of any Borrowing Subsidiary set forth in this Agreement or any other Loan Document (the modification, amendment or waiver from time to time of this Agreement and the other Loan Documents being expressly authorized without further notice to or consent of the Company), or (e) the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of any Borrowing Subsidiary or any receivership, insolvency, bankruptcy, reorganization, or other similar proceedings, affecting any Borrowing Subsidiary or any of its assets, or (f) the merger or consolidation of any Borrowing Subsidiary or the Company with any other person, or (g) the release of discharge of any Borrowing Subsidiary or the Company from the performance or observance of any agreement, covenant, term or condition contained in this Agreement or any other Loan Document, by operation of law, or
(h) any other cause whether similar or dissimilar to the foregoing which would release, affect or impair the obligations, covenants, agreements or duties of the Company hereunder.

          8.5 No Investigation by Banks or Agent. The Company hereby waives unconditionally any obligation which, in absence of such provision, the Banks or the Agent might otherwise have to investigate or to assure that there has been compliance with the law of any jurisdiction with respect to the Guaranteed Obligations recognizing that, to save both time and expense, the Company has requested that the Banks and the Agent not undertake such investigation. The Company hereby expressly confirms that the obligations of the Company hereunder shall remain in full force and effect without regard to compliance or noncompliance with any such law and irrespective of any investigation or knowledge of any Bank or the Agent of any such law.

          8.6 Indemnity. As a separate, additional and continuing obligation, the Company unconditionally and irrevocably undertakes and agrees with the Banks and the Agent that, should the Guaranteed Obligations not be recoverable from the Company under Section 8.1 for any reason whatsoever (including, without limitation, by reason of any provision of this Agreement or the Notes or any other agreement or instrument executed in connection herewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any knowledge thereof by any Bank or the Agent at any time, the Company as sole, original and independent obligor, upon demand by the Agent, will make payment to the Agent for the account of the Banks and the Agent of the Guaranteed Obligations by way of a full indemnity in such currency and otherwise in such manner as is provided in this Agreement and the Notes.

          8.7 Subordination, Subrogation, Etc. The Company agrees that any present or future indebtedness, obligations or liabilities of any Borrowing Subsidiary to Company shall be fully subordinate and junior in right and priority of payment to any present or future indebtedness, obligations or liabilities of the Borrowing Subsidiaries to the Banks and the Agent. The Company waives any right of subrogation to the rights of any Bank or the Agent against any Borrowing Subsidiary or any other person obligated for payment of the Guaranteed Obligations and any right of reimbursement or indemnity whatsoever arising or accruing out of any payment which the Company may make pursuant to this Agreement and the Notes, and any right of recourse to security for the debts and obligations of each Borrowing Subsidiary, unless and until the entire principal balance of and interest on the Guaranteed Obligations shall have been paid in full, and to the extent the Company is an "insider" as defined in Section 101(2) of the United States Bankruptcy Code, such waiver shall be permanent and shall not be revoked or terminated in any event, including payment in full of the principal and interest of the Guaranteed Obligations.


                                  ARTICLE IX.
                                 MISCELLANEOUS
                                 -------------

          9.1 Amendments, Etc. (a) No amendment, modification, termination or waiver of any provision of this Agreement nor any consent to any departure therefrom shall be effective unless the same shall be in writing and signed by the Borrowers and the Required Banks and, to the extent any rights or duties of the Agent may be affected thereby, the Agent, provided, however, that no such amendment, modification, termination, waiver or consent shall, without the consent of the Agent and all of the Banks, (i) authorize or permit the extension of time for, or any reduction of the amount of, any payment of the principal of, or interest on, the Notes or any Letter of Credit reimbursement obligation, or any fees or other amount payable hereunder, (ii) amend or terminate the respective Commitment of any Bank set forth on the signature pages hereof or modify the provisions of this Section regarding the taking of any action under this Section or the provisions of Section 9.10 or the definition of Required Banks, or (iii) provide for the discharge of any Guarantor.

               (b) Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

               (c) Notwithstanding anything herein to the contrary, no Bank that is in default of any of its obligations, covenants or agreements under this Agreement shall be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver of any provision of this Agreement or any departure therefrom or any direction from the Banks to the Agent, and, for purposes of determining the Required Banks at any time when any Bank is in default under this Agreement, the Commitments and Advances of such defaulting Banks shall be disregarded.

          9.2 Notices. (a) Except as otherwise provided in Section 9.2(c) hereof, all notices and other communications hereunder shall be in writing and shall be delivered or sent to the Borrowers at 500 Kirts Blvd., Troy, Michigan 48084, Attention: Leonard Brams Facsimile No. (248) 362-3656, and to the Agent and the Banks at the respective addresses and numbers for notices set forth on the signatures pages hereof, or to such other address as may be designated by any Borrower, the Agent or any Bank by notice to the other parties hereto. All notices and other communications shall be deemed to have been given at the time of actual delivery thereof to such address, or if sent by certified or registered mail, postage prepaid, to such address, on the third day after the date of mailing, or if deposited prepaid with Federal Express or other nationally recognized overnight delivery service prior to the deadline for next day delivery, on the Business

Day next following such deposit, provided, however, that notices to the Agent shall not be effective until received.

               (b) Notices by a Borrower to the Agent with respect to terminations or reductions of the Commitments pursuant to Section 2.4, requests for Advances pursuant to Section 2.6, requests for continuations or conversions of Loans pursuant to Section 2.9 and notices of prepayment pursuant to Section
3.1 shall be irrevocable and binding on the Borrowers.

               (c) Any notice to be given by a Borrower to the Agent pursuant to Sections 2.6 or 2.9 and any notice to be given by the Agent or any Bank hereunder, may be given by telephone, and all such notices given by a Borrower must be immediately confirmed in writing in the manner provided in Section 9.2(a). Any such notice given by telephone shall be deemed effective upon receipt thereof by the party to whom such notice is to be given.

          9.3 No Waiver By Conduct; Remedies Cumulative. No course of dealing on the part of the Agent or any Bank, nor any delay or failure on the part of the Agent or any Bank in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice the Agent's or such Bank's rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Agent or any Bank under this Agreement or the Notes or any Guaranty is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative, except as limited by this Agreement, and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Agreement or the Notes or any Guaranty or by applicable law to the Agent or any Bank may be exercised from time to time and as often as may be deemed expedient by the Agent or any Bank and, unless contrary to the express provisions of this Agreement or the Notes or such Guaranty, irrespective of the occurrence or continuance of any Default or Event of Default.

          9.4 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of any Borrower or any Guarantor made herein, in any Guaranty or in any certificate, report, financial statement or other document furnished by or on behalf of any Borrower or any Guarantor in connection with this Agreement shall be deemed to be material and to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by any Bank or on such Bank's behalf, and those covenants and agreements of the Borrowers set forth in Sections 3.7, 3.9 and 9.5 hereof shall survive the repayment in full of the Advances and the termination of the Commitments for a period of one year from such repayment or termination.

          9.5 Expenses. (a) The Borrowers agree to pay, or reimburse the Agent for the payment of, on demand, (i) the reasonable fees and expenses of counsel to the Agent, including without limitation the fees and expenses of Dickinson, Wright, Moon, Van Dusen & Freeman in connection with the preparation, execution, delivery and administration of this Agreement, the Notes and the consummation of the transactions contemplated hereby, and in connection with advising the Agent as to its rights and responsibilities with respect thereto, and in connection with any amendments, waivers or consents in connection therewith, and (ii) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement, the Notes and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (iii) all reasonable costs and expenses of the Agent and any Bank (including without limitation reasonable fees and expenses of counsel, including without limitation counsel who are employees of the Agent or any Bank, and whether incurred through negotiations, legal proceedings or otherwise) in connection with any Default or Event of Default or the enforcement of, or the exercise or preservation of any rights under, this Agreement or the Notes or any Guaranty or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement and (iv) all reasonable costs and expenses of the Agent and the Banks (including reasonable fees and expenses of counsel) in connection with any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Agent from paying any amount under, or otherwise relating in any way to, any Letter of Credit and any and all costs and expenses which any of them may incur relative to any payment under any Letter of Credit.

               (b) Each Borrower hereby indemnifies and agrees to hold harmless the Banks and the Agent, and their respective officers, directors, employees and agents, harmless from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Banks or the Agent or any such person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit, and neither any Bank nor the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for: (i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith; (ii) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; (iv) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or (v) any other event or circumstance whatsoever arising in connection with any Letter of Credit; provided, however, that the Borrowers shall not be required to indemnify the Banks and the Agent and such other persons, and the Agent shall be liable to the Borrowers to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by the Borrowers which were caused by (A) the Agent's wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit, or (B) the Agent's payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of the Letter of Credit to the extent, but only to the extent, that such payment constitutes gross negligence or willful misconduct of the Agent. It is understood that in making any payment under a Letter of Credit the Agent will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary, and such reliance and payment against documents presented under a Letter of Credit substantially complying with the terms thereof shall not be deemed gross negligence or willful misconduct of the Agent in connection with such payment.

               (c) Each Borrower agrees to indemnify the Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee at any time in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of the Loan Documents, any actual or proposed use of proceeds of the Advances, any transactions relating to any of the foregoing, any act or omission of any Borrower or any Guarantor or any environmental liability of any Borrower or any Guarantor; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

          9.6 Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no Borrower may, without the prior consent of the Banks, assign its rights or obligations hereunder or under the Notes and the Banks shall not be obligated to make any Loan hereunder to any entity other than the Borrowers.

               (b) Any Bank may sell to any financial institution or institutions, and such financial institution or institutions may further sell, a participation interest (undivided or divided) in, the Loans and such Bank's rights and benefits under this Agreement and the Notes, and to the extent of that participation interest such participant or participants shall have the same rights and benefits against the Borrowers under Section 3.7, 3.9 and 6.2(c) as it or they would have had if such participant or participants were the Bank making the Loans to the Borrowers hereunder, provided, however, that (i) such Bank's obligations under this Agreement shall remain unmodified and fully effective and enforceable against such Bank, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii) such Bank shall remain the holder of its Notes for all purposes of this Agreement, (iv) the Borrowers, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and (v) such Bank shall not grant to its participant any rights to consent or withhold consent to any action taken by such Bank or the Agent under this Agreement other than action requiring the consent of all of the Banks hereunder.

               (c) The Agent from time to time in its sole discretion may appoint agents for the purpose of servicing and administering this Agreement and the transactions contemplated hereby and enforcing or exercising any rights or remedies of the Agent provided under this Agreement, the Notes or otherwise. In furtherance of such agency, the Agent may from time to time direct that the Borrowers provide notices, reports and other documents contemplated by this Agreement (or duplicates thereof) to such agent. Each Borrower hereby consents to the appointment of such agent and agrees to provide all such notices, reports and other documents and to otherwise deal with such agent acting on behalf of the Agent in the same manner as would be required if dealing with the Agent itself.

               (d) Each Bank may, with the prior consent of the Company (which consent may not be unreasonably withheld and may not be withheld during the continuance of any Event of Default) and the Agent, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it and the Note or Notes held by it); provided, however, that
(i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations, (ii) except in the case of an assignment of all of a Bank's rights and obligations under this Agreement, (A) the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, and in integral multiples of $1,000,000 thereafter, or such lesser amount as the Company and the Agent may consent to and (B) after giving effect to each such assignment, the amount of the Commitment of the assigning Bank shall in no event be less than $3,000,000,
(iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit L hereto (an "Assignment and Acceptance"), together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,000, and (iv) any Bank may without the consent of the Company or the Agent, and without paying any fee, assign or sell a participation interest to any Affiliate of such Bank that is a bank or financial institution all or a portion of its rights and obligations under this Agreement. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and

Acceptance, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

               (e) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.6 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank.

               (f) The Agent shall maintain at its address designated on the signature pages hereof a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Loans owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company, the Borrowing Subsidiaries, the Agent and the Banks may treat each person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

               (g) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company. Within five Business Days after its receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note to the order of such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a Commitment hereunder, a new Note to the order of the assigning Bank in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit L hereto.

               (h) No Borrower shall be liable for any costs or expenses of any Bank in effectuating any participation or assignment under this Section 9.6.

               (i) The Banks may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.6, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers.

               (j) Notwithstanding any other provision set forth in this Agreement, any Bank may at any time create a security interest in, or assign, all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System; provided that such creation of a security interest or assignment shall not release such Bank from its obligations under this Agreement.

          9.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

          9.8 Governing Law; Consent to Jurisdiction. This Agreement is a contract made under, and shall be governed by and construed in accordance with, the law of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State. Each Borrower further agrees that any legal action or proceeding with respect to this Agreement or the Notes or the transactions contemplated hereby may be brought in any court of the State of Michigan, or in any court of the United States of America sitting in Michigan, and each Borrower hereby irrevocably submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to its person and property.

          9.9 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

          9.10 Construction of Certain Provisions. If any provision of this Agreement refers to any action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision.

          9.11 Integration and Severability. This Agreement and the Notes embody the entire agreement and understanding between the Borrowers and the Agent and the Banks, and supersede all prior agreements and understandings, relating to the subject matter hereof. In case any one or more of the obligations of any Borrower under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of such Borrower and the other Borrowers shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrowers under this Agreement or the Notes in any other jurisdiction.

          9.12 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists.

          9.13 Interest Rate Limitation. Notwithstanding any provisions of this Agreement or the Notes, in no event shall the amount of interest paid or agreed to be paid by any Borrower exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement or the Notes at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever any Bank shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of such Bank's Advances outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Borrowers if such principal and all other obligations of the Borrowers to such Bank have been paid in full.

          9.14 Joint Obligations; Contribution Rights; Savings Clause. (a) Notwithstanding anything to the contrary set forth herein or in any Note, the obligations of the Borrowers hereunder and under the Notes are joint.

               (b) If any Borrower makes a payment in respect of the Bank Obligations it shall have the rights of contribution set forth below against the other Borrowers; provided that such Borrower shall not exercise its right of contribution until all the Bank Obligations shall have been paid in full. If any Borrower makes a payment in respect of the Bank Obligations that is smaller in proportion to its Payment Share (as hereinafter defined) than such payments made by the other Borrowers are in proportion to the amounts of their respective Payment Shares, the Borrower making such proportionately smaller payment shall, when permitted by the preceding sentence, pay to the other Borrowers an amount such that the net payments made by the Borrower in respect of the Bank Obligations shall be shared among the Borrowers pro rata in proportion to their respective Payment Shares. If any Borrower receives any payment that is greater in proportion to the amount of its Payment Shares than the payments received by the other Borrowers are in proportion to the amounts of their respective Payment Shares, the Borrower receiving such proportionately greater payment shall, when permitted by the second preceding sentence, pay to the other Borrowers an amount such that the payments received by the Borrowers shall be shared among the Borrowers pro rata in proportion to their respective Payment Shares. Notwithstanding anything to the contrary contained in this paragraph or in this Agreement, no liability or obligation of any Borrower that shall accrue pursuant to this paragraph shall be paid nor shall it be deemed owed pursuant to this paragraph until all of the Bank Obligations shall be paid in full.

          For purposes hereof, the "Payment Share" of each Borrower shall be the sum of (a) the aggregate proceeds of the Bank Obligations received by such Borrower (and, if received subject to a repayment obligation remaining unpaid on the Obligation Date, as hereinafter defined), plus (b) the product of (i) the aggregate Bank Obligations remaining unpaid on the date such Bank Obligations become due and payable in full, whether by stated maturity, acceleration, or otherwise (the "Obligation Date") reduced by the amount of such Bank Obligations attributed to Borrowers pursuant to clause (a) above, times (ii) a fraction, the numerator of which is such Borrower's net worth on the effective date of this Agreement (determined as of the end of the immediately preceding fiscal reporting period of the Borrower), and the denominator of which is the aggregate net worth of all Borrowers on such effective date.

               (c) It is the intent of each Borrower, the Agent and the Banks that each Borrower's maximum Bank Obligations shall be in, but not in excess of:

                    (i) in a case or proceeding commenced by or against such Borrower under the Bankruptcy Code on or within one year from the date on which any of the Bank Obligations are incurred, the maximum amount that would not otherwise cause the Bank Obligations (or any other obligations of such Borrower to the Agent and the Banks) to be avoidable or unenforceable against such Borrower under (A) Section 548 of the Bankruptcy Code or (B) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

                    (ii) in a case or proceeding commenced by or against such Borrower under the Bankruptcy Code subsequent to one year from the date on which any of the Bank Obligations are incurred, the maximum amount that would not otherwise cause the Bank Obligations (or any other obligations of such Borrower to the Agent and the Banks) to be avoidable or unenforceable against such Borrower under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code;

                    (iii) in a case or proceeding commenced by or against such Borrower under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount that would not otherwise cause the Bank Obligations (or any other obligations of such Borrower to the Agent and the Banks) to be avoidable or unenforceable against such Borrower under such law, statute or regulation including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.

               (d) The Borrowers acknowledge and agree that they have requested that the Banks make credit available to the Borrowers with each Borrowing Subsidiary expecting to derive benefit, directly and indirectly, from the loans and other credit extended by the Banks to the Borrowers.

          9.15 Confidentiality. The Banks and the Agent shall hold all confidential information obtained pursuant to the requirements of this Agreement which has been identified as such by the Company in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure to its examiners, affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Note or participation therein or as required or requested by any governmental agency or representative thereof or pursuant to legal process. Without limiting the foregoing, it is expressly understood that such confidential information shall not include information which, at the time of disclosure is in the public domain or, which after disclosure, becomes part of the public domain or information which is obtained by any Bank or the Agent prior to the time of disclosure and identification by the Company under this Section, or information received by any Bank or the Agent from a third party. Nothing in this Section or otherwise shall prohibit any Bank or the Agent from disclosing any confidential information to the other Banks or the Agent or render any of them liable in connection with any such disclosure.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                     HANDLEMAN COMPANY


                                     By: /s/ Tom C. Oviatt
                                        -----------------------------

                                      Its: Vice President/Treasurer
                                          ----------------------------



Address for Notices:                 NBD BANK, as a Bank and as Agent

                                         /s/ Richard H. Huttenlocher
611 Woodward Avenue                  By: _____________________________
Detroit, Michigan 48226                    FVP
Attention: Richard H. Huttenlocher    Its: ____________________________
       First Vice President
Facsimile No.: (313) 225-2747
Telephone No.: (313) 225-2259

Address for Notices:                 COMERICA BANK

                                         /s/ David C. Bird
500 Woodward Avenue                  By: _____________________________
MC 3268                               Vice President
Detroit, Michigan 48226          Its: ____________________________
Attention: David Bird
Facsimile No.: (313) 222-9514
Telephone No.: (313) 222-5060

Address for Notices:             KEYBANK NATIONAL ASSOCIATION


                                     /s/ Thomas Crandell
MC OH 01 27 0606                 By: _____________________________
127 Public Square                      Vice President
Cleveland, Oh  44114-1306         Its: ____________________________
Attention: Thomas Crandell
Facsimile No.: (216) 689-4981
Telephone No.: (216) 689-3589

Address for Notices:             MICHIGAN NATIONAL BANK


                                     /s/ Joseph M. Redoutey
2777 Inkster Road                By: _____________________________
Farmington Hills, MI  48333            Relationship Manager
Attention: Joseph M. Redoutey     Its: ____________________________
Facsimile No.: (248) 473-4345
Telephone No.: (248) 473-4333

Address for Notices:             THE FIFTH THIRD BANK


                                     /s/ Thomas Welch
Department #00752                By: _____________________________
38 Fountain Square Plaza               Corporate Officer
Cincinnati, OH  45263             Its: ____________________________
Attention: Tom Welch
Facsimile No.: (513) 579-5226
Telephone No.: (513) 744-7757

Address for Notices:             THE BANK OF NEW YORK

                                     /s/ William Barnum, Jr.
One Wall Street                  By: _____________________________
New York, New York 10286               Vice President
Attention: William Barnum, Jr.    Its: ____________________________
Facsimile No.: (212) 635-6434
Telephone No.: (212 635-1019

Address for Notices:                 THE FUJI BANK, LIMITED

                                         /s/ Peter L. Chinnici
225 West Wacker Drive, Suite 2000    By: _____________________________
Chicago, Illinois 60606                    Peter L. Chinnici
Attention: Philip Langheim            Its: ____________________________
Facsimile No.: (312) 621-0539              Joint General Manager
Telephone No.: (312) 621-0518

                                     NORTH COAST ENTERTAINMENT, INC., as a
                                          Borrowing Subsidiary


                                     By: /s/ Tom C. Oviatt
                                        -----------------------------

                                      Its: Vice President/Treasurer
                                          ----------------------------